Exhibit 2.1

FRAMEWORK AGREEMENT

by and among

SAMSUNG DISPLAY CO., LTD.,

CORNING INCORPORATED,

(solely for purposes of Section 1.5, Section 6.1 and Section 11)

CORNING HUNGARY DATA SERVICES LIMITED LIABILITY COMPANY,

CORNING HOLDING JAPAN G.K.

and

CORNING LUXEMBOURG S.ÀR.L.

Dated as of October 22, 2013

TABLE OF CONTENTS

SECTION 1 PRE-CLOSING TRANSACTIONS		7

1.1	Repurchase Agreement	7

1.2	Purchase and Subscription Agreement	8

1.3	Subscription by Corning Buyer for New Common Shares of SCP	8

1.4	2013 Dividend	8

1.5	Issuance of CPS	8

1.6	Transfers of Non-operating Assets	8

SECTION 2 closing transactions		9

2.1	Closing	9

2.2	Timing of the Closing	10

2.3	Services	10

SECTION 3 POST-CLOSING TRANSACTIONS		11

3.1	2014 Dividend	11

SECTION 4 WORKING CAPITAL ADJUSTMENT		11

4.1	Working Capital Adjustment	11

SECTION 5 OTHER TRANSACTIONS AND CERTAIN COVENANTS		13

5.1	PV Business	13

5.2	Employee Matters	16

5.3	New Corsam	16

5.4	No Dealing in SCP Shares	16

5.5	Conduct of SCP Prior to the Closing	17

5.6	Efforts; Governmental Approvals	17

5.7	Management Access; Access to Information; Books and Records; Certain Notifications	19

5.8	Intercompany Arrangements	20

5.9	Non-Competition; Non-Solicitation	20

5.10	Use of Name	21

5.11	SCP Lending Transaction	22

5.12	Indebtedness of SCP	22

5.13	Confidentiality Agreement	23

5.14	Joinder Agreements	23

5.15	2013 Balance Sheet	23

5.16	Splits, Subdivisions, etc.	23

SECTION 6 Representations and Warranties		23

6.1	Representations and Warranties of Corning Parties	23

6.2	Representations and Warranties of SDC	26

6.3	Representations and Warranties of SCP	28

6.4	Representations and Warranties of SCG	29

SECTION 7 CONDITIONS		30

7.1	Conditions to Each Party’s Obligation to Effect the Closing	30

7.2	Additional Conditions to Obligations of the Corning Parties	30

7.3	Additional Conditions to Obligations of SDC	31

7.4	Frustration of the Closing Conditions	32

SECTION 8 Termination		32

8.1	Termination Events	32

8.2	Effect of Termination	33

SECTION 9 SURVIVAL; INDEMNIFICATION		33

9.1	Survival	33

9.2	Indemnification	34

9.3	Procedure for Claims between Parties	34

9.4	Defense of Third Party Claims	35

9.5	Limitations on Indemnity	36

9.6	Payment of Indemnified Losses	38

9.7	Tax Matters	38

SECTION 10 COMMERCIAL PROJECTION INDEMNITIES		40

10.1	Indemnification for Breach of SDC Commercial Projection Representation	40

10.2	Indemnification for Breach of Corning Commercial Projection Representation	40

10.3	Volume Price Indemnity	40

10.4	Survival of Commercial Projection Representation	40

10.5	Annual Projection Adjustment Statements	41

10.6	Final Commercial Adjustment Statement	41

10.7	Commercial Adjustment Disagreements	41

10.8	Expert Dispute Resolution	41

10.9	Finalization of Final Commercial Adjustment Statement	42

10.10	Books and Records	42

10.11	Payment of the Commercial Indemnities	43

10.12	De-minimis Threshold	43

10.13	Commercial Projection Indemnities Cap	44

10.14	Volume Price Indemnity Cap	44

10.15	Incremental Sales Volume	44

SECTION 11 MISCELLANEOUS PROVISIONS		44

11.1	Enforcement of Agreement	44

11.2	Further Assurances	44

11.3	Fees and Expenses	45

11.4	Waiver; Amendment	45

11.5	Entire Agreement	45

11.6	Execution of Agreement; Counterparts; Electronic Signatures	45

11.7	Confidentiality	45

11.8	Public Announcement	46

11.9	Governing Law	46

11.10	Arbitration	46

11.11	Assignment and Successors	48

11.12	Parties in Interest	48

11.13	Notices	48

11.14	Construction; Usage	49

11.15	Severability	50

11.16	Schedules and Annexes	50

11.17	Guarantee of Performance	50

11.18	Bank of Korea Filing	51

LIST OF SCHEDULES AND EXHIBITS

Annex 1: Certain Definitions

Annex 2: Form of Repurchase Agreement

Annex 3: Form of Purchase and Subscription Agreement

Annex 4: Form of Corning Certificate of Amendment

Annex 4-A: List of Specific COA (Chart of Account) of SCP

Annex 4-B: Net Working Capital Methodology

Annex 5-A: Projection Adjustment Model

Annex 5-B: Illustrative Calculation of the Total and Annual Projection Adjustment Amount

Annex 5-C: Projection Adjustment Input Items / Volume Price Adjustment Amount

Annex 6: Form of SCG Joinder Agreement

Annex 7: Form of SCP Joinder Agreement

Schedule 1: Common Shareholders

Schedule 2: Transfers of Non-operating Assets

Schedule 3: Ownership of Stock

Schedule 5.2: Employee Matters

Schedule 5.9: Non-Solicitation

FRAMEWORK AGREEMENT

THIS FRAMEWORK AGREEMENT (this “Agreement”), dated as of October 22, 2013, New York time (the “Agreement Date”), is entered into by and among Samsung Display Co., Ltd., a company organized under the Laws of the Republic of Korea (“SDC”); Corning Incorporated, a company incorporated under the Laws of the State of New York, the United States, solely for purposes of Section 1.5, Section 6.1 and Section 11 (“Corning”); Corning Hungary Data Services Limited Liability Company, a limited liability company organized under the Laws of the Republic of Hungary and a wholly owned subsidiary of Corning (“Corning Hungary”); Corning Holding Japan G.K., a company organized and existing under the Laws of Japan and a wholly owned subsidiary of Corning (“Corning Japan”); and Corning Luxembourg S.àr.l., a limited liability company organized under the Laws of Luxembourg and a wholly owned subsidiary of Corning (“Corning Buyer”, and together with Corning (solely for purposes of Section 1.5, Section 6.1 and Section 11), Corning Hungary and Corning Japan, the “Corning Parties” and together with SDC, Corning, Corning Hungary, Corning Japan and Corning Buyer, the “Parties,” and each a “Party”). Certain capitalized terms used herein are defined in Annex 1. For the avoidance of doubt, Samsung Corning Precision Materials Co., Ltd., a company organized under the Laws of the Republic of Korea (“SCP”); and Samsung Corning Advanced Glass LLC, a limited liability company organized under the Laws of the Republic of Korea (“SCG”) shall be parties to this Agreement upon the execution by SCP and SCG of the SCP Joinder Agreement and the SCG Joinder Agreement, respectively.

RECITALS

WHEREAS, as of the Agreement Date, SDC, Corning Hungary, and all of the other holders of the common shares, par value 10,000 Korean Won of SCP (the “SCP Shares”) listed in Schedule 1 attached hereto (such other holders of SCP Shares, collectively, the “Minority Shareholders”), collectively own all of the SCP Shares and the Minority Shareholders own the number of SCP Shares set forth next to their names in Schedule 1;

WHEREAS, SDC and the Corning Parties desire that the Minority Shareholders sell all of the SCP Shares owned by them to Corning Buyer or its designee (collectively, the “Minority Shares”, and the purchase of no less than 99.8% of the Minority Shares as contemplated herein, the “Minority Purchase”);

WHEREAS, SDC desires to sell the Subject SCP Shares, SCP desires to acquire the Subject SCP Shares and Corning Buyer desires to acquire all current interests in SCP not held by Corning Hungary;

WHEREAS, subject to the terms and conditions of this Agreement, after the Minority Purchase and no later than the Closing, SCP and SDC shall enter into a share repurchase agreement (the “Repurchase Agreement”) in the form of the “Repurchase Agreement” attached hereto as Annex 2, pursuant to which SCP shall repurchase 7,512,165 SCP Shares from SDC at the Closing representing all of the SCP Shares owned by SDC (the “Subject SCP Shares”) for an aggregate price equal to the Repurchase Price;

WHEREAS, subject to the terms and conditions of this Agreement, after the Minority Purchase and no later than the Closing, Corning Buyer and Corning shall enter into a subscription agreement, pursuant to which Corning shall issue to Corning Buyer the Subject CPS Shares, at an issue price of US$1,000,000 per one share of CPS;

WHEREAS, SDC desires to acquire the Subject CPS Shares and Corning Buyer desires to sell the Subject CPS Shares;

WHEREAS, subject to the terms and conditions of this Agreement, including the acceptance of a report with respect to such transaction by the Bank of Korea and the consummation of the Minority Purchase, SDC, Corning and Corning Buyer shall enter into a purchase and subscription agreement (the “Purchase and Subscription Agreement”) in the form of the “Purchase and Subscription Agreement” attached hereto as Annex 3, pursuant to which SDC shall at the Closing: (i) purchase from Corning Buyer the Subject CPS Shares, at a purchase price of US$1,000,000 per one share of CPS; and (ii) in addition to the Subject CPS Shares, subscribe from Corning for the Additional CPS, at a subscription price of US$1,000,000 per one share of CPS;

WHEREAS, as of the Agreement Date, SDC and Corning have entered into a shareholder agreement setting forth certain rights of and restrictions on SDC as a shareholder of Corning (the “Shareholder Agreement”) and SDC, Samsung Electronics Co., Ltd. (“SEC”) and Corning have entered into a standstill agreement setting forth certain rights of and restrictions on SDC as a shareholder of Corning and SEC as an affiliate of SDC (the “Standstill Agreement”); and

WHEREAS, in connection with the repurchase of the Subject SCP Shares, the Parties desire to implement transactions and arrangements further set forth in this Agreement including: (i) the transfers of certain non-operating assets of SCP to SCG or third parties, with 42.54% of the net proceeds therefrom to be distributed to SDC via dividends or otherwise; (ii) the distribution of all Cash and Semi-cash Items of SCP as of December 31, 2013, in the form of dividends to its shareholders; (iii) the adoption of certain employment matters relating to SCP employees pursuant to the Employee Matters Agreement to be entered into prior to the Closing; (iv) setting out a general structure under which certain technologies, if and when agreed by the Parties, would be acquired, funded, developed, owned and licensed by Corsam Technology LLC (“Corsam”) and/or by a new entity pursuant to the Corsam Framework Agreement; and (v) entering into certain other agreements in connection with the transactions and arrangements contemplated by this Agreement.

NOW, THEREFORE, in consideration of the respective covenants, agreements and representations and warranties set forth herein, the Parties, intending to be legally bound, agree as follows:

SECTION 1

PRE-CLOSING TRANSACTIONS

Prior to the Closing, the following transactions shall be effected:

1.1 Repurchase Agreement. After the completion of the Minority Purchase and at or prior to the Closing, SCP and SDC shall enter into the Repurchase Agreement.

1.2 Purchase and Subscription Agreement. After the completion of the Minority Purchase and at or prior to the Closing, SDC, Corning and Corning Buyer shall enter into the Purchase and Subscription Agreement.

1.3 Subscription by Corning Buyer for New Common Shares of SCP. Upon the terms and subject to the conditions set forth in this Agreement, after the completion of the Minority Purchase, no later than immediately prior to the Closing, Corning Buyer or its designee shall subscribe to, and SCP shall issue to Corning Buyer or its designee, new SCP Shares (“New SCP Subscription Shares”) in exchange for an amount (“New Subscription Amount”) equal to the Repurchase Price (however, the portion of the Repurchase Price payable for the New SCP Subscription Shares shall be reduced by the anticipated amount of the SCP Loan and the number of New SCP Subscription Shares shall be reduced proportionately) (such subscription transaction, the “New SCP Subscription Transaction”).

1.4 2013 Dividend.

(a) SCP shall, and SDC, Corning Hungary and, to the extent the Minority Purchase or the New SCP Subscription Transaction has occurred, Corning Buyer shall cause SCP to, distribute no later than December 20, 2013 (the “2013 Dividend Distribution Date”) to the shareholders of SCP of record as of December 19, 2013 (or such earlier date as is agreed between SDC and the Corning Parties) as dividends (the “2013 Dividend”) an amount in cash (in Korean Won) equal to the 2013 Dividend Base and, if the New SCP Subscription Transaction has occurred prior to such record date, multiplied by the Dividend Adjustment Ratio, as declared by the board of directors of SCP.

(b) Prior to the 2013 Dividend Distribution Date and as may be reasonably necessary thereafter, SCP shall, and SDC, Corning Hungary and, to the extent the Minority Purchase or the New SCP Subscription Transaction has occurred, Corning Buyer shall cause SCP to (in the case of SDC, only until the Closing), convert Semi-cash Items into Cash, so as to accommodate the 2013 Dividend and the 2014 Dividend payments as contemplated herein.

1.5 Issuance of CPS. Upon the terms and subject to the conditions set forth in this Agreement, no later than immediately prior to the Closing, but in any event after the satisfaction or waiver (to the extent permitted by applicable Law) by the Party or Parties entitled to the benefits thereof of the conditions set forth in SECTION 7, Corning shall issue to Corning Buyer shares of Fixed Rate Cumulative Convertible Preferred Stock, Series A, of Corning (“CPS”), terms and conditions of which are set forth in the “Certificate of Amendment” attached hereto as Annex 4 (the “Corning Certificate of Amendment”), in an aggregate amount equal to US$1,900,000,000 (the “Subject CPS Shares”).

1.6 Transfers of Non-operating Assets.

(a) SCP shall, and SDC, Corning Hungary and, to the extent the Minority Purchase or the New SCP Subscription Transaction has occurred, Corning Buyer shall cause SCP to, transfer and sell all of the assets of SCP described in Schedule 2 (“NOA

Assets”) to other entities at prices determined in accordance with Schedule 2 (the “NOA Transfers”), prior to December 31, 2013, or as soon as possible thereafter (and the Parties agree that all the NOA Transfers will be conducted in accordance with applicable Law). SDC and Corning Japan shall use reasonable best efforts to cause SCG to, and SCG shall, purchase such assets of SCP indicated in Schedule 2 to be transferred to SCG and take all necessary and desirable actions to consummate such NOA Transfers.

(b) SCP shall, and SDC, Corning Hungary and, to the extent the Minority Purchase or the New SCP Subscription Transaction has occurred, Corning Buyer shall cause SCP to (in the case of SDC, only until the Closing), receive the cash proceeds (less any applicable NOA Tax Amount, NOA Indebtedness and actual out-of-pocket costs, fees and other expenses) (the “Net NOA Proceeds”) and maintain such Net NOA Proceeds in the form of cash until distributed pursuant to the provisions below.

(c) SCP shall, and SDC, Corning Hungary and, to the extent the Minority Purchase or the New SCP Subscription Transaction has occurred, Corning Buyer shall cause SCP to (in the case of SDC, only in relation to the 2013 Dividend), add the Net NOA Proceeds received for the NOA Transfers on or prior to December 31, 2013 in the 2013 Dividend Base or the 2014 Dividend Base.

(d) SCP shall, and SDC, Corning Hungary and, to the extent the Minority Purchase or the New SCP Subscription Transaction has occurred, Corning Buyer shall cause SCP to (in the case of SDC, only prior to the Closing), add to the 2014 Dividend Base as part thereof, the Net NOA Proceeds received for the NOA Transfers after December 31, 2013 but prior to the 2014 Dividend Cut-off Date (the “2014 Dividend Base NOA Adjustment”).

(e) Corning Buyer shall wire a cash payment equal to 42.54% of the Net NOA Proceeds received by it or by SCP for the NOA Transfers after the 2014 Dividend Cut-off Date, as soon as practicable but in any event no later than forty-five (45) days after receipt thereof, to SDC or its designated Affiliate in immediately available funds (the “NOA Payment”). The Parties hereby agree and acknowledge that any NOA Payment shall be deemed an adjustment to the applicable purchase price.

(f) To the extent the NOA Transfers are not completed by the six (6) month anniversary after the Closing Date, Corning Buyer and SDC agree to work in good faith to determine a method by which they will share the benefits and costs of the NOA Assets that have not been transferred, based on SDC’s pro rata ownership in SCP as of the Agreement Date.

SECTION 2

CLOSING TRANSACTIONS

2.1 Closing.

(a) At the Closing, pursuant to the Repurchase Agreement, SCP shall repurchase from SDC, and SDC shall sell to SCP, the Subject SCP Shares, for an aggregate price equal to the Repurchase Price.

(b) At the Closing, pursuant to the Purchase and Subscription Agreement, (i) SDC shall purchase from Corning Buyer, and Corning Buyer shall sell to SDC, the Subject CPS Shares, at a purchase price of US$1,000,000 per one share of CPS; and (ii) in addition to the Subject CPS Shares, SDC shall subscribe from Corning for, and Corning shall issue to SDC, the Additional CPS, at a subscription price of US$1,000,000 per one share of CPS.

(c) At or prior to the Closing, the Parties shall exchange executed counterparts of each of the Ancillary Agreements, certificates required to be delivered pursuant to this Agreement, the Repurchase Agreement, the Purchase and Subscription Agreement or any other Ancillary Agreement and any other documents, instruments or agreements that are reasonably requested by any of the Parties in connection with the consummation of the transactions contemplated hereby or by the Repurchase Agreement, the Purchase and Subscription Agreement or any other Ancillary Agreement.

2.2 Timing of the Closing. The Closing will take place on (a) the fifth (5th) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in SECTION 7 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) by the Party or Parties entitled to the benefits thereof of such conditions at such time), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 or (b) such other date, and/or place as agreed to in writing by the Parties; provided, however, that notwithstanding the foregoing, in no event shall the Closing occur prior to January 1, 2014 and the Parties shall use their reasonable best efforts to effect the Closing on or about January 15, 2014. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

2.3 Services. On or prior to the Closing Date, SDC and SCP will enter into the Services Agreement (the “Services Agreement”) pursuant to which SDC and its Affiliates will, after the Closing, provide to SCP such infrastructure (such as housing, cafeteria, utilities, payroll and similar services), management services and related services that SCP may request from SDC and its Affiliates, for a reasonable period after the Closing (which period, the Parties agree, may be of long-term duration in the case of some services (such as housing and utilities)) and, to the extent same or similar services are currently being provided, at the same level of service fees as currently in effect. The Parties agree that services currently being provided by SDC and its Affiliates to SCP shall be deemed reasonable services that SCP may request to be provided after the Closing to the extent permitted by applicable policies of SDC or its Affiliates in effect as of the Agreement Date and generally applicable to third parties. As soon as practicable after the Agreement Date, SDC shall use reasonable best efforts to identify any services currently being provided by SDC or its Affiliates which would not be permitted to be provided to SCP after the Closing.

SECTION 3

POST-CLOSING TRANSACTIONS

3.1 2014 Dividend.

(a) SCP shall, and SDC, Corning Hungary and, to the extent the Minority Purchase or the New SCP Subscription Transaction has occurred, Corning Buyer shall (in the case of SDC, only prior to the Closing) cause SCP to, distribute to the shareholders of SCP on record as of December 31, 2013 (i.e., in case of common shares, to SDC, Corning Hungary and, to the extent the Minority Purchase or the New SCP Subscription Transaction has occurred prior to December 31, 2013, Corning Buyer) as dividends (the “2014 Dividend”), an amount in cash (in Korean Won) equal to the 2014 Dividend Base (for the avoidance of doubt, as adjusted by the 2014 Dividend Base Adjustment, if any) and, if the New SCP Subscription Transaction has occurred prior to such record date, multiplied by the Dividend Adjustment Ratio, as declared by the board of directors of SCP and distributed no later than February 26, 2014.

(b) In case not all of the proceeds from the NOA Transfers are received by SCP prior to December 31, 2013, SCP shall, and SDC, Corning Hungary and, to the extent the Minority Purchase or the New SCP Subscription Transaction has occurred, Corning Buyer shall cause (in the case of SDC, only prior to the Closing) SCP to, delay the date of declaration of the 2014 Dividend by the board of directors of SCP (the “2014 Dividend Cut-off Date”), to no later than February 25, 2014, so that the NOA Payment is reasonably minimized and the 2014 Dividend Base NOA Adjustment is reasonably maximized.

SECTION 4

WORKING CAPITAL ADJUSTMENT

4.1 Working Capital Adjustment.

(a) Year-End Working Capital Statement. Within thirty (30) days after December 31, 2013, to the extent possible, Corning Hungary and Corning Buyer shall cause SCP to have the Accounting Firm deliver to SDC and Corning Buyer a statement (the “Year-End Working Capital Statement”) setting forth its calculation of the Year-End Net Working Capital. If SDC or Corning Buyer objects to the Year-End Working Capital Statement, then it shall provide Corning Buyer or SDC (as the case may be) with written notice thereof (a “Notice of Working Capital Disagreement”) setting forth its objections to particular items employed in the calculation of the Year-End Net Working Capital in reasonable detail (each, a “Disputed Working Capital Item”) within thirty (30) days after receiving the Year-End Working Capital Statement.

(b) Expert Dispute Resolution. If SDC and Corning Buyer working together in good faith are unable to agree on such Disputed Working Capital Items contained in the Notice of Working Capital Disagreement within fifteen (15) days after Corning Buyer or SDC (as the case may be) receives the Notice of Working Capital Disagreement, then either SDC or Corning Buyer may refer such dispute to the Accounting Firm, which shall make a final and binding determination as to all Disputed Working Capital Items, and only as to such Disputed Working Capital Items, within thirty (30) days of such referral and shall promptly notify SDC and Corning Buyer in writing of its resolution. The Accounting Firm shall not have the power to modify or amend any term or provision of this Agreement. In resolving the Disputed Working Capital Items, the Accounting Firm shall only assign a value to any Disputed Working Capital Item that is at or between SDC’s valuation of such Disputed Working Capital Item and Corning Buyer’s valuation of such Disputed Working Capital Item. Each of SDC and Corning Buyer shall bear and pay one-half of the fees and other costs charged by such Accounting Firm and shall use commercially reasonable efforts to cooperate with the Accounting Firm and ensure that the Accounting Firm is able to resolve the Disputed Working Capital Items within thirty (30) days.

(c) Finalization of Year-End Net Working Capital. If neither SDC nor Corning Buyer objects to the Year-End Working Capital Statement within the time period and in the manner set forth in the second sentence of Section 4.1(a) or if SDC and Corning Buyer accept the Year-End Working Capital Statement within such time period, then the Year-End Net Working Capital in the Year-End Working Capital Statement shall become final and binding upon the Parties for all purposes hereunder on the thirtieth (30th) day after SDC and Corning Buyer receive the Year-End Working Capital Statement. If SDC or Corning Buyer does object to the Year-End Working Capital Statement within the time period and in the manner set forth in the second sentence of Section 4.1(a), then the Year-End Working Capital Statement shall become final and binding for all purposes hereunder on the date that Corning Buyer or SDC (as the case may be) receives the Notice of Working Capital Disagreement except with respect to, and only to the extent of, the Disputed Working Capital Items in the Notice of Working Capital Disagreement. Each Disputed Working Capital Item shall become final and binding for all purposes hereunder on the earliest of (x) the date on which Corning Buyer and SDC resolve in a writing signed by both Corning Buyer and SDC such Disputed Working Capital Item or (y) the date on which the Accounting Firm notifies Corning Buyer and SDC in writing of its resolution of such Disputed Working Capital Item. Corning Buyer and SDC agree that the procedures set forth in Sections 4.1(a), (b) and (c) for resolving disputes regarding the Disputed Working Capital Items shall be the sole method for resolving such disputes.

(d) Books and Records. Corning Buyer and SDC shall cooperate with the Accounting Firm and provide it with reasonable access to the books and records and certain employees of SCP, relevant to the calculation, review and finalization of the Year-End Working Capital Statement, and SCP shall use its commercially reasonable efforts to provide reasonable access to its working papers prepared in connection with the calculation, review and finalization of the Year-End Working Capital Statement.

(e) Working Capital Surplus. Subject to Section 4.1(g), to the extent all Disputed Working Capital Items have been resolved by the 2014 Dividend Cut-off Date, if the Year-End Net Working Capital as finally determined pursuant to Section 4.1(c) is greater than the Estimated Year-End Net Working Capital, then, the 2014 Dividend Base shall automatically be adjusted by adding such difference to the 2014 Dividend Base. To the extent all Disputed Working Capital Items are not resolved by the 2014 Dividend Cut-off Date, then 42.54% of such difference shall be paid by SCP to SDC in cash (in Korean Won) within thirty (30) days after all Disputed Working Capital Items have been resolved pursuant to Section 4.1(c), as an adjustment to the applicable purchase price.

(f) Working Capital Deficiency. Subject to Section 4.1(g), to the extent all Disputed Working Capital Items have been resolved by the 2014 Dividend Cut-off Date, if the Year-End Net Working Capital as finally determined pursuant to Section 4.1(c) is less than the Estimated Year-End Net Working Capital, then, the 2014 Dividend Base shall automatically be adjusted by subtracting such difference from the 2014 Dividend Base (together with the adjustment to the 2014 Dividend Base provided for in the first sentence of Section 4.1(e) above, the “2014 Dividend Base Working Capital Adjustment”). To the extent all Disputed Working Capital Items are not resolved by the 2014 Dividend Cut-off Date, then 42.54% of such difference shall be paid by SDC to SCP in cash (in Korean Won) within thirty (30) days after all Disputed Working Capital Items have been resolved pursuant to Section 4.1(c), as an adjustment to the applicable purchase price.

(g) De-minimis Threshold. Notwithstanding anything to the contrary herein, if the difference between the Year-End Net Working Capital (as finally determined in accordance with Section 4.1(c)) and the Estimated Year-End Net Working Capital is equal to or less than five percent (5)% of the Estimated Year-End Net Working Capital, there shall be no adjustments to the 2014 Dividend Base or any other payments under Sections 4.1(e) or (f) above.

SECTION 5

OTHER TRANSACTIONS AND CERTAIN COVENANTS

5.1 PV Business.

(a) PV Business Shut-Down. Corning Hungary, Corning Buyer (to the extent and after the Minority Purchase or the New SCP Subscription Transaction has occurred) and SDC (only up to the Closing) shall cause SCP to, and SCP shall, use reasonable best efforts to shut down its existing photovoltaic glass business (the “PV Business”) within one (1) year following the Agreement Date and, no later than one (1) year after the general completion of such shut-down of the PV Business, use reasonable best efforts to dissolve the PV Entity as soon as practicable (unless SDC consents to doing otherwise, as further described herein); provided that the Parties will seek to implement such shutdown and dissolution in good faith in a cost efficient manner, including with respect to Taxes which may be imposed with respect to or as a result of such shutdown and/or dissolution. After the Closing, Corning Hungary and Corning Buyer shall cause SCP to, and SCP shall continue to use reasonable best efforts to shut down the PV Business. At any time after the Closing Date until the completion of the dissolution of the PV Entity, Corning Parties shall, and shall cause the PV Entity to, use reasonable best efforts to consult with and to keep SDC reasonably informed, on a monthly basis, of the progress and actions taken and planned to be taken in respect to the shutdown of the PV Business (and the related production and sales operations) and the dissolution of the PV Entity and matters related thereto (including any governmental, legal, tax, contractual, employee and other issues) and use reasonable best efforts to provide SDC and its Representatives with reasonable access to the books and records, facilities and employees of SCP and the PV Entity in order to facilitate the foregoing.

(b) Actual Shut Down Cost Statement. Within seventy (70) days after the earlier of (i) the completion of the dissolution of the PV Entity or (ii) a decision by Corning Buyer to delay such dissolution after SDC has denied its consent to such delay (as further described herein), SCP shall deliver to SDC a statement (the “Actual Shut Down Cost Statement”) setting forth the Actual Shut Down Cost, along with supporting documentation and information detailing the components of the Actual Shut Down Cost minus any Interim Shut Down Costs already paid. If SDC objects to the Actual Shut Down Cost Statement, then it shall provide SCP with written notice thereof (a “Notice of Cost Disagreement”) setting forth SDC’s objections to particular items or the calculation thereof employed in the calculation of the Actual Shut Down Cost in reasonable detail (each, a “Disputed Cost Item”) together with supporting documentation within forty-five (45) days after receiving the Actual Shut Down Cost Statement.

(c) Expert Dispute Resolution. If SCP and SDC are unable to agree on the resolution to such Disputed Cost Items contained in the Notice of Cost Disagreement within forty-five (45) days after SCP receives the Notice of Cost Disagreement, then either SDC or SCP may refer such dispute to the Accounting Firm, which shall make a final and binding determination as to all Disputed Cost Items, and only as to such Disputed Cost Items, within seventy (70) days and shall promptly notify SDC and SCP in writing of its resolution. The Accounting Firm handling the dispute resolution shall not have the power to modify or amend any term or provision of this Agreement. In resolving the Disputed Cost Items, the Accounting Firm shall only assign a value to any Disputed Cost Item that is at or between SDC’s valuation of such Disputed Cost Item and SCP’s valuation of such Disputed Cost Item. Each of SDC and SCP shall bear and pay one-half of the fees and other costs charged by such Accounting Firm and shall use commercially reasonable efforts to cooperate with the Accounting Firm and ensure that the Accounting Firm is able to resolve the Disputed Cost Items within seventy (70) days.

(d) Finalization of Actual Shut Down Cost. If SDC does not object to the Actual Shut Down Cost Statement within the time period and in the manner set forth in Section 5.1(b) or if SDC accepts the Actual Shut Down Cost Statement within such time period, then the Actual Shut Down Cost in the Actual Shut Down Cost Statement shall become final and binding upon the Parties for all purposes hereunder on the forty-fifth (45th) day after SDC receives the Actual Shut Down Cost Statement. If SDC does object to the Actual Shut Down Cost Statement within the time period and in the manner set forth in Section 5.1(b), then the Actual Shut Down Cost Statement shall become final and binding for all purposes hereunder on the date that SCP receives the Notice of Cost Disagreement except with respect to, and only to the extent of, the Disputed Cost Items in the Notice of Cost Disagreement. Each Disputed Cost Item shall become final and binding for all purposes hereunder on the earliest of (x) the date on which SCP and SDC resolve in a writing signed by both SCP and SDC such Disputed Cost Item or (y) the date on which the Accounting Firm notifies SCP and SDC in writing of its resolution of such

Disputed Cost Item. SCP and SDC agree that the procedures set forth in Sections 5.1(b), (c) and (d) for resolving disputes regarding the Disputed Cost Items shall be the sole method for resolving such disputes.

(e) Books and Records. Corning Buyer and Corning Hungary shall cause SCP to, and SCP shall, cooperate with SDC and the Accounting Firm, as the case may be, and provide them and their respective Representatives with reasonable access to SCP’s books and records and employees (including senior management) relevant to the calculation, review and finalization of the Actual Shut Down Cost Statement, and use its commercially reasonable efforts to cause its Representatives to provide reasonable access to their working papers, in each case, prepared in connection with the calculation, review and finalization of the Actual Shut Down Cost Statement.

(f) Actual Shut Down Cost Payment. Upon the final determination of the Actual Shut Down Cost pursuant to Section 5.1(d), SDC shall pay 46% of the Actual Shut-Down Cost, less all Interim Shut Down Cost already paid by SDC to SCP, to SCP (or in case such amount is a negative number, SCP shall pay to SDC such amount) in cash (in U.S. Dollars), by wire transfer of immediately available funds, no later than thirty (30) Business Days from such determination. Notwithstanding the foregoing, in the event that, prior to the final determination of the total Actual Shut Down Cost, (i) an amount equal to (x) all Actual Shut Down Cost incurred by the PV Entity up to any specific point of time less (y) to the extent there has been any payment of Actual Shut Down Cost by SDC to SCP prior to such point of time, 217.4% (i.e., 100% divided by 46%) of all such Actual Shut Down Cost paid by SDC to SCP prior to such point of time (such amount being, the “Interim Shut Down Cost”) exceeds thirty-two million six hundred thousand U.S. Dollars (US$32,600,000) or (ii) the shutdown of the PV Business has been completed, SCP may provide a statement to SDC setting forth the Interim Shut Down Cost based on the same principles, documentation and information to be provided under the Actual Shut Down Cost Statement (the “Interim Shut Down Cost Statement”). If SDC does not object to the Interim Shut Down Cost Statement within fifteen (15) Business Days, such Interim Shut Down Cost Statement shall be deemed to be final and SDC shall pay 46% of the Interim Shut Down Cost to SCP in cash (in U.S. Dollars), by wire transfer of immediately available funds, no later than thirty (30) Business Days after the date SDC receives the Interim Shut Down Cost Statement. If SDC objects to the Interim Shut Down Cost Statement within fifteen (15) Business Days of receipt of the Interim Shut Down Cost Statement, SDC shall have such audit rights with respect to the PV Entity (and SCP as necessary) as are reasonably necessary to assess the accuracy of the Interim Shut Down Cost Statement, and for a period of twenty (20) Business Days, SCP and the Corning Parties shall cooperate fully and provide SDC and its representatives and advisors reasonable access to SCP’s and the PV Entity’s respective books and records and employees (including senior management) relevant to the calculation of the Interim Shut Down Cost Statement. If after such audit, SDC and SCP are unable to agree on the resolution of such dispute for a period of twenty (20) Business Days, SDC and SCP shall follow the procedures set forth in Section 5.1(c) to resolve such dispute. The determination of the Accounting Firm shall be final. Upon a final determination of the Interim Shut Down Cost, if the total amount of the Interim Shut Down Cost exceeds thirty-two million six hundred thousand U.S. Dollars

(US$32,600,000), SDC shall pay 46% of the Interim Shut Down Cost to SCP in cash (in U.S. Dollars), by wire transfer of immediately available funds, no later than thirty (30) Business Days after the determination of the Interim Shut Down Cost. For the avoidance of doubt, SCP shall be permitted to deliver to SDC an Interim Shut Down Cost Statement at any time the Actual Shut Down Cost incurred but not yet paid by SDC pursuant to this Section 5.1 exceeds thirty-two million six hundred thousand (US$32,600,000), and may deliver more than one Interim Shut Down Cost Statement pursuant to this Section 5.1. Any payment of the Actual Shut Down Cost or the Interim Shut Down Cost shall be deemed to be an adjustment to the applicable purchase price.

(g) In addition to any amounts payable by SDC pursuant to Section 5.1(f), SDC shall pay to SCP an amount equal to (and shall otherwise indemnify and hold SCP harmless from and against) any Taxes imposed on SCP with respect to the receipt of any payment made by SDC to SCP pursuant to Section 5.1 (including pursuant to this Section 5.1(g)). Any amounts payable pursuant to this Section 5.1(g) shall be due on the later of (i) the date on which the final payment under Section 5.1(f) is made or required to be made and (ii) the date on which the liability for any Taxes described in the immediately preceding sentence is imposed or, if being disputed, finally determined pursuant to a Tax Proceeding.

5.2 Employee Matters. The Parties acknowledge and agree to the matters set forth in Schedule 5.2.

5.3 New Corsam. The Parties shall use reasonable best efforts to enter into a framework agreement (the “Corsam Framework Agreement”) on or prior to the Closing Date and in any event no later than six (6) months after the Closing Date. The Corsam Framework Agreement shall set out a general structure under which technologies, if and when agreed by the Parties, would be acquired, funded, developed, owned and licensed by Corsam and/or by a new entity. This structure under the Corsam Framework Agreement will be similar to the structure under the agreements applicable to Corsam. After the Closing Date, the Parties will work together to identify and agree upon the technologies to be pursued under the Corsam Framework Agreement. As each such technology is agreed, the Parties will negotiate and agree upon the terms for incorporating that technology (and its related research and development activities, programs, budgets, and investments) into the Corsam Framework Agreement.

5.4 No Dealing in SCP Shares. From the Agreement Date until the completion of the Closing, other than as expressly contemplated by this Agreement (including pursuant to the Minority Purchase, the New SCP Subscription, the SCP Lending Transaction and the repurchase by SCP of the Subject SCP Shares):

(a) SCP shall not, and SDC and Corning Hungary and Corning Buyer shall cause SCP not to, (i) split, combine or reclassify any shares of any class or series of its Capital Stock; (ii) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its Capital Stock, or any instrument or security which consists of or includes a right to acquire such shares; or (iii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its Capital Stock, any indebtedness entitled to vote, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its Capital Stock or any indebtedness entitled to vote; and

(b) SDC, Corning Hungary and, to the extent the Minority Purchase or the New SCP Subscription Transaction has occurred, Corning Buyer shall not sell, transfer, pledge, dispose of or encumber, or acquire or receive any security interest in, any shares of any class or series of SCP’s Capital Stock.

5.5 Conduct of SCP Prior to the Closing. Except for matters required or expressly contemplated by this Agreement or any Ancillary Agreement, or with the prior written consent of the other applicable Party or as required by applicable Law, from the Agreement Date until the completion of the Closing, SDC, Corning Hungary and Corning Buyer shall (a) cause SCP to, and SCP shall, carry on the Business in all material respects in the ordinary course of business consistent with past practice and in accordance and consistent with the Annual Business Plan and use its reasonable best efforts to preserve the Business’s business organizations intact and maintain the Business’s existing relations and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, licensors, licensees, employees and business associates and keep available the services of the Business’s key employees, (b) comply with the provisions of the Existing Shareholders Agreement, (c) without limiting the generality of the foregoing, except as required by Benefit Plans as in effect on the date of this Agreement, not approve for SCP or its Subsidiaries to or cause SCP or any of its Subsidiaries to, and SCP shall not, (i) increase the compensation or other benefits payable or provided to the directors or executive officers or employees of SCP and its Subsidiaries, (ii) enter into any employment, change of control, severance or retention agreement with any employee of SCP or any of its Subsidiaries, (iii) establish, adopt, enter into or amend any plan, trust, fund, policy, agreement or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, (iv) grant or pay any bonus or grant any equity-based awards to any current or former executive officer, employee, consultant or other service provider of SCP or its Subsidiaries, (v) enter into, establish, adopt, amend, terminate or waive any rights with respect to any collective bargaining agreement or any agreement with any labor organization or other employee representative, (vi) accelerate the vesting or payment of any compensation, (vii) take any action to fund or in any other way secure the payment of compensation or benefits to any employee of SCP or any of its Subsidiaries or (viii) make any loans or advances to any employee of SCP or any of its Subsidiaries, or forgive or discharge any outstanding loans or advances to any such person, and (d) cause SCP to, and SCP shall, continue in the ordinary course of business, consistent with past practices, in all material respects in its (i) payment practices with respect to current liabilities and estimated tax payments and (ii) investment practices with respect to its cash and cash equivalents.

5.6 Efforts; Governmental Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, Corning Hungary, Corning Buyer, Corning Japan, SDC and SCP shall cooperate with each other and use, and shall cause their respective Affiliates to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement (including the Minority Purchase), the Repurchase Agreement and the Purchase and Subscription Agreement and

applicable Laws to consummate the transactions contemplated by this Agreement, the Repurchase Agreement and the Purchase and Subscription Agreement as promptly as reasonably practicable, including (i) obtaining (if necessary) as promptly as reasonably practicable all consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods required to be obtained from, any third parties or Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement, the Repurchase Agreement and the Purchase and Subscription Agreement; (ii) cooperating in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (iii) furnishing all information required or reasonably requested for any application or other filing to be made pursuant to any applicable Laws in connection with the transactions contemplated by this Agreement, the Repurchase Agreement and the Purchase and Subscription Agreement; and (iv) keeping the other Parties informed in all material respects of any material communication received by such Party from, or given by such Party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement, the Repurchase Agreement and the Purchase and Subscription Agreement; provided, however, notwithstanding anything in this Agreement to the contrary, none of Corning or any of its Subsidiaries or SCP or any of its Subsidiaries shall be required to take or become subject to, or consent or agree to or otherwise take any action with respect to (and SDC and SEC will not become subject to, or consent or agree to, or otherwise take any action with respect to, in each case without Corning’s prior written consent), any requirement, condition, understanding, agreement or Governmental Order to sell, license, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the Business, the assets or business of Corning, SCP or any of their Affiliates or Subsidiaries. Without limiting the generality of the foregoing, each of the parties shall use their reasonable best efforts to as promptly as reasonably practicable (A) execute the Services Agreement, the Employee Matters Agreement and the Corsam Framework Agreement, (B) complete the schedules and/or exhibits to the applicable Ancillary Agreements that require schedules and/or exhibits to be completed prior to the Closing (including the exhibits, schedules and/or statements of work to the Services Agreement), and (C) comply with the terms of the Ancillary Agreements executed as of the Agreement Date or prior to the Closing.

(b) Subject to applicable Laws relating to the exchange of information and to the extent reasonably practicable, the Corning Parties and SDC shall have the right to review in advance and each will consult the other on, all of the information relating to the Corning Parties or SDC, as the case may be, and any of their respective Subsidiaries that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions contemplated by this Agreement. To the extent permitted by Law, each such party shall provide the other with copies of all material submissions or correspondence between it (or its advisors) and any Governmental Authority relating to the transactions contemplated by this Agreement and, to the extent reasonably practicable and permitted by such Governmental Authority, all telephone calls and meetings with a Governmental Authority regarding the transactions contemplated by this Agreement shall include Representatives of Corning and SDC. In exercising the foregoing rights, each of the Corning Parties and SDC shall act reasonably and as promptly as reasonably practicable; provided, however, that materials provided to the other party may be redacted (i) to remove references to valuation, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

5.7 Management Access; Access to Information; Books and Records; Certain Notifications.

(a) From the Agreement Date to the Closing, SDC and the Corning Parties shall cause SCP to, and SCP shall, use reasonable best efforts to consult with and to keep Corning and its Representatives reasonably informed, on a current basis, of the decisions and actions of management and the operations of SCP and use reasonable best efforts to provide SDC and Corning and its Representatives with reasonable access to the books and records, facilities and employees of SCP. In order to facilitate the foregoing, from January 1, 2014, SDC and the Corning Parties shall cause SCP to, and SCP shall, give such reasonable access to the books and records, facilities and employees of SCP to: (i) up to five (5) employees of any of the Corning Parties or their Affiliates (selected by the Corning Buyer) until January 31, 2014; (ii) in the event the Closing has not occurred prior to February 1, 2014, up to four (4) employees of any of the Corning Parties or their Affiliates (selected by the Corning Buyer) until February 28, 2014; (iii) in the event the Closing has not occurred prior to March 1, 2014, up to a total of nine (9) employees of any of the Corning Parties or their Affiliates (selected by the Corning Buyer) until April 30, 2014; and (iv) in the event the Closing has not occurred prior to May 1, 2014, up to nineteen (19) employees of any of the Corning Parties or their Affiliates (selected by the Corning Buyer) until the Closing or an earlier termination of this Agreement, in each case, for the avoidance of doubt, not including employees of the Corning Parties or their Affiliates otherwise involved in the operations of SCP in Korea consistent with past practice.

(b) In addition to the employees of any of the Corning Parties or their Affiliates to be given reasonable access pursuant to Section 5.7(a), in the event the Closing is not anticipated to occur by January 31, 2014, SDC and the Corning Parties shall cause SCP to, and SCP shall, use reasonable best efforts to enter into a secondment arrangement with the Corning Parties or their Affiliates to be effective on February 1, 2014, whereby one additional employee of any of the Corning Parties or their Affiliates will be seconded to SCP from February 1, 2014 until the Closing or an earlier termination of this Agreement pursuant to Section 8 (the “Corning Secondee”). The Corning Secondee shall report directly to the president of SCP and shall be deemed a member of the management and will be allowed to participate in certain management decisions and duties as shall be determined by the board of directors of SCP.

(c) Promptly after the Agreement Date and in any event prior to the Closing, SDC shall (and shall cause its Affiliates to) deliver to Corning all books and records of SCP, if any, in the possession of SDC or any of its Affiliates other than as required by applicable Law.

(d) From the Agreement Date until the Closing, each of the Parties shall promptly notify the other Party in writing, as soon as practical after it becomes known to such party, of the following events:

(i) any material breach by such Party of any of its representations, warranties, covenants or obligations contained in this Agreement; and/or

(ii) any fact, circumstance, event or action which will result in, or would reasonably be expected to result in, the failure of any party hereto to timely satisfy any of the closing conditions specified in SECTION 7 hereof.

Nothing contained in this Section 5.7 shall prevent any of the Parties from taking any action to cure any of the foregoing. No notice given pursuant to this Section 5.7 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining the satisfaction of any condition contained herein or the Parties’ rights to terminate this Agreement or the Parties’ rights with respect to indemnification provided by this Agreement.

5.8 Intercompany Arrangements. As soon as practicable after the Agreement Date, Corning Hungary, Corning Buyer, SCP and SDC shall provide reasonable cooperation to each other to identify all Intercompany Arrangements and the material services currently provided by SDC, SEC or any of their Affiliates, on the one hand, to SCP or any of its Subsidiaries, on the other hand. Corning Hungary, Corning Buyer, SCP and SDC shall use their respective reasonable best efforts to reasonably and in good faith cooperate with each other to appropriately reflect such material services in the scope of services to be provided under the Services Agreement. Upon Corning Buyer’s reasonable request made any time from the Agreement Date until six (6) months after the Closing, SDC shall cooperate with Corning Buyer to seek to terminate any on-going Intercompany Arrangements which Corning Buyer reasonably believes are not on arm’s length terms; provided, that in no event shall SDC pay, incur or otherwise bear any material out-of-pocket costs, expenses or any other Liabilities in connection with its provision of such cooperation.

5.9 Non-Competition; Non-Solicitation.

(a) For a period of seven (7) years from the Closing Date (the “Non-Competition Restricted Period”), SDC shall not, and shall cause SEC and its Affiliates not to, engage, directly or indirectly, in the manufacture and/or sale of glass substrates for flat panel displays or any glass products made from the overflow or “fusion” process (collectively, the “Restricted Business”), or, directly or indirectly, own an interest in, manage, operate, join, control, or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or similar capacity, any Person that engages in the Restricted Business.

(b) Notwithstanding the foregoing, Section 5.9(a) shall not prohibit (i) performing any obligations under, exercising any rights under or otherwise conducting or engaging in any activities required to be undertaken by SDC or any Affiliate of SDC in connection with this Agreement or any Ancillary Agreement, (ii) acquiring less than five percent (5%) of the outstanding equity interest in any Person engaged in the Restricted Business, or (iii) acquiring any amount of equity interest in a Person for whom the Restricted Business is not a core or substantial part of its overall business and annual revenue derived from its Restricted Business does not exceed one hundred million U.S. Dollars (US$100,000,000) in its most recent fiscal year); provided, that if SDC, SEC or any of their respective Affiliates has acquired such equity interest in such Person, SDC shall, or shall cause SEC, SDC’s Affiliates or SEC’s Affiliates, as applicable, to, cause such Person to dispose of such Restricted Business as promptly as reasonably practicable but in any event within two (2) years after the acquisition of such equity interest to the extent such acquisition was consummated during the Non-Competition Restricted Period, irrespective of whether such two-year period for disposition will end after the end of the Non-Competition Restricted Period.

(c) The Non-Competition Restricted Period will be extended by the length of any period during which SDC is in knowing and intentional material breach of the terms of Section 5.9(a).

(d) SDC covenants and agrees to perform its obligations specified on Schedule 5.9.

(e) SDC acknowledges that the covenants of SDC set forth in this Section 5.9 and Schedule 5.9 are an essential element of this Agreement and that, but for the agreement of SDC to comply with these covenants and to cause SEC and its Affiliates to comply with these covenants, the Corning Parties would not have entered into this Agreement. SDC acknowledges that this Section 5.9 and Schedule 5.9 constitute independent covenants and will not be affected by performance or nonperformance of any other provision of this Agreement by any of the Corning Parties. SDC has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.9 and Schedule 5.9 are reasonable and proper.

(f) The nature and scope of the foregoing protection has been carefully considered by the parties hereto. The parties hereto agree and acknowledge that the duration, scope and geographic areas applicable to such provisions are fair, reasonable and necessary and that adequate compensation has been received by SDC for such obligations. If, however, for any reason any court determines that any such restrictions are not reasonable or that consideration is inadequate, such restrictions will be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 5.9 and Schedule 5.9 as will render such restrictions valid and enforceable.

(g) In the event of a breach of this Section 5.9 or Schedule 5.9, the Corning Buyer will be entitled, without the posting of a bond, to an injunction restraining such breach. Nothing herein contained will be construed as prohibiting any party from pursuing any other remedy available to it for such breach.

5.10 Use of Name. Corning Hungary and, to the extent the Minority Purchase or the New SCP Subscription Transaction has occurred, Corning Buyer shall cause SCP to, and SCP shall, cease to use Samsung Names and Marks as soon as practicable after the Closing but in no event later than the first (1st) year anniversary of the Closing Date. SDC shall not, and shall cause its Affiliates (including SEC and its Affiliates) not to, bring or raise claims, actions, suits or other proceedings or otherwise assert infringement of intellectual property rights against Corning Buyer, SCP or their Affiliates in relation to their continued use of Samsung Names and Marks until the one (1) year anniversary of the Closing Date; provided, that notwithstanding anything to the contrary provided in this Section 5.10, at all times after the Closing, SCP shall be allowed to use the Samsung Names or Marks (i) to describe the historical relationship of SCP, on the one hand, and SDC and/or SEC, on the other hand, (ii) if required by applicable Law, (iii) on any existing office supplies (other than stationery envelopes or similar items), and (iv) to the extent such materials or products exist as of the one (1) year anniversary of the Closing Date, SCP and its Affiliates may continue to use and distribute existing product literature, packaging, sale and promotional materials relating to the Business that uses any of the Samsung Names and Marks and distribute products with labeling that uses any of the Samsung Names and Marks; provided, further, that there will be no time limit with respect to SCP’s and SCP’s Affiliates’ use and distribution of any inventory existing as of the one (1) year anniversary of the Closing Date and SCP may continue to sell such inventory, notwithstanding that it bears one or more of the Samsung Names and Marks, after the Closing. SDC shall not, and shall cause its Affiliates (including SEC and its Affiliates) not to, bring or raise claims, actions, suits or other proceedings or otherwise assert infringement of intellectual property rights against Corning Buyer, SCP or their Affiliates with respect to the foregoing. “Samsung Names and Marks” means all trademarks and logos that were used in the Business, including, but not limited to, the names “Samsung” and “ ” (in any style or design), any trademark derived from, confusingly similar to or including any of the foregoing. Corning Hungary and, to the extent the Minority Purchase or the New SCP Subscription Transaction has occurred, Corning Buyer shall cause SCP to, and SCP and SDC shall, except as may be provided by the Services Agreement, prior to the one (1) year anniversary of the Closing Date, terminate or cause to be terminated, any license and similar agreements between SCP, on the one hand, and SDC or its Affiliates, on the other hand, granting SCP any license to use any of the Samsung Names and Marks; provided, that in no event shall SCP pay, incur or otherwise bear any costs, expenses or any other Liabilities in connection with any such termination.

5.11 SCP Lending Transaction. At the election of Corning Buyer, Corning Buyer or its designee may lend an amount of cash to SCP equal to all or a portion of the Repurchase Price for which Corning Hungary and SDC shall cause SCP to, and SCP shall, enter into a loan document (the “SCP Loan”) with Corning Buyer or its designee, which loan document shall have the terms reasonably acceptable to SCP and Corning Buyer (such lending transaction, the “SCP Lending Transaction”), in all cases in compliance with applicable Law.

5.12 Indebtedness of SCP. Prior to the Closing, at Corning Buyer’s written request, Corning Hungary and SDC shall cause SCP to, and SCP shall, repay or otherwise eliminate such Indebtedness of SCP and its Subsidiaries in the manner and as requested by Corning Buyer, but in case such elimination would result in non-de-minimis penalties or other non-de-minimis negative economic impact on SCP and/or its Subsidiaries, only with the prior written consent of SDC (which consent shall not be unreasonably withheld).

5.13 Confidentiality Agreement. Corning Buyer, SCP and SDC shall use reasonable best efforts to enter into a commercially reasonable and customary mutual confidentiality agreement before the Closing Date, which will cover, among other things, the obligations of SDC with respect to confidential information about SCP disclosed to SDC or its Affiliates prior to the Closing Date and the obligations of SCP with respect to confidential information about SDC disclosed to SCP or its Affiliates prior to the Closing Date (the “Confidentiality Agreement”).

5.14 Joinder Agreements. Corning Hungary, Corning Japan and SDC shall use their respective best efforts to cause SCP and SCG to execute and deliver the SCP Joinder Agreement and the SCG Joinder Agreement, respectively, as soon as reasonably practicable after the Agreement Date and in any event prior to the Closing.

5.15 2013 Balance Sheet.

(a) The Parties shall use their respective reasonable best efforts to cause the Accounting Firm to prepare the 2013 Balance Sheet as promptly as practicable after December 31, 2013, and the Parties shall cooperate with each other with respect to such preparation. For purposes of this Agreement, the “2013 Balance Sheet” shall mean the audited balance sheet of SCP as of December 31, 2013, prepared by the Accounting Firm using the same principles and calculated in the same manner as SCP’s audited balance sheets for the prior two fiscal years.

(b) The Parties shall use their respective reasonable best efforts to cause the Accounting Firm to consult with SCP’s statutory auditor appointed by Corning Hungary and SCP’s statutory auditor appointed by SDC in the preparation of the 2013 Balance Sheet.

5.16 Splits, Subdivisions, etc.. From the Agreement Date until the Closing, without the prior written consent of SDC and except as expressly contemplated by this Agreement, Corning shall not split, combine, subdivide or reclassify any common stock, or securities convertible into or exchangeable or exercisable for common stock or other equity interests or voting securities of Corning, or conduct an issuance of shares of common stock or other equity securities of Corning as dividends or distributions (other than such securities held in treasury).

SECTION 6

REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of Corning Parties. Each Corning Party hereby, jointly and severally, represents and warrants to SDC as of the Agreement Date and as of the Closing Date (unless otherwise specified herein, in which case such representation and warranty shall be deemed to be given as of such specified date and as of the Closing Date) as follows:

(a) Organization, Power and Authority. Each Corning Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Such Corning Party is licensed or qualified to conduct its businesses and is in good standing in every jurisdiction where it is required to be so licensed or qualified, except where the failure to do so would not have a material adverse effect on it. Such Corning Party possesses all requisite power and authority necessary to own and operate its assets and properties and to carry on its businesses as presently conducted.

(b) Binding Agreement. Such Corning Party has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, to which it is a party, and to perform all of its obligations hereunder and thereunder. The execution, delivery and performance by such Corning Party of this Agreement and the other Transaction Documents, to which it is a party, and the consummation of the transactions contemplated to be performed by it hereunder and thereunder, have been duly authorized by all necessary and proper corporate action on the part of such Corning Party. This Agreement and the other Transaction Documents, to which it is a party, constitute the legal, valid and binding obligations of such Corning Party, enforceable against it in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

(c) No Conflicts. The execution and delivery by such Corning Party of this Agreement and the other Transaction Documents, to which it is a party, and the performance by such Corning Party of its obligations hereunder and thereunder, including the consummation of the transactions to be consummated by it herein or therein, do not and will not (i) violate any provision of its organizational documents, (ii) violate or result in a default (with or without notice or lapse of time, or both) under, in any material respect, or give rise to a right of termination, cancellation or any acceleration of any material obligation or the loss of or material adverse change to a material benefit under, or result in the imposition or creation of any liens upon its assets under any provision of any of its material contracts or material permits or (iii) violate in any material respect any Law which has a material impact on it. Except for (i) the filing of the Corning Certificate of Amendment with, and the acceptance of such certificate by, the Secretary of State of the State of New York; (ii) the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby; (iii) filings with or notices to the United States Securities and Exchange Commission or the New York Stock Exchange, and (iv) necessary filings with the Bank of Korea, the Korea Fair Trade Commission and the relevant authority under the Foreign Investment Promotion Law of Korea, no Consent or action of, registration, declaration or filing with or notice to any Governmental Authority is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by the Corning Parties, the performance by each of the Corning Parties of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such items where the failure to make or obtain any Consent or waiver, or take any action or make any registration, declaration or filing or give any notice, would not, individually or in the aggregate, have a material adverse effect on the Corning Parties or the transactions contemplated hereby.

(d) Subject CPS Shares. (i) Immediately prior to the Closing, the Subject CPS Shares will be validly issued, fully paid and nonassessable; (ii) immediately prior to the

Closing, Corning Buyer shall own, beneficially and of record, and have good and valid title to, the Subject CPS Shares, free and clear of any Liens; and (iii) upon the consummation of the purchase of the Subject CPS Shares by SDC from Corning Buyer pursuant to the Purchase and Subscription Agreement at the Closing, SDC will acquire good and valid title to the Subject CPS Shares, free and clear of any Liens. Neither the sale of all or any portion of the Subject CPS Shares by Corning Buyer to SDC as contemplated by the Purchase and Subscription Agreement is subject to any preemptive rights, rights of first refusal, tag-along right or other similar right on behalf of any Person under any provisions of any Contract to which Corning Buyer is party or by which any property of Corning Buyer is bound.

(e) Additional CPS. Upon issuance and following the payment of the issue price by SDC for each Additional CPS pursuant to the Purchase and Subscription Agreement at the Closing, the Additional CPS will be validly issued, fully paid and nonassessable, and SDC shall acquire good and valid title to the Additional CPS, free and clear of any Liens.

(f) Capitalization. The authorized capital stock of Corning consists of 3,800,000,000 shares of Corning’s common stock, par value US$0.50 per share (the “Corning Common Stock”) and 10,000,000 shares of Corning’s series preferred stock, par value US$100 per share (the “Authorized Preferred Stock”). At the close of business on October 15, 2013, (i) 1,660,083,668 shares of Corning Common Stock were issued and outstanding, of which 1,969,727 shares were shares of restricted Corning Common Stock, (ii) 212,881,767 shares of Corning Common Stock were held by Corning in its treasury, (iii) no shares of Authorized Preferred Stock was issued or outstanding, and (iv) 408,475,726 shares of Corning Common Stock were reserved and available for issuance pursuant to the Corning stock plans, of which 60,030,041 shares were issuable upon exercise of outstanding Corning stock options, 3,888,241 shares were reserved for issuance after the vesting or lapse of restrictions applicable to Corning’s restricted stock units, and 236,814 shares were reserved for issuance after the vesting or lapse of restrictions applicable to non-employee director deferred restricted stock units. Except as set forth in this Section 6.1(f), at the close of business on October 15, 2013, no shares of capital stock or voting securities of, or other equity interests in, Corning were issued, reserved for issuance or outstanding.

(g) SEC Filings and Financial Statements. Corning has filed or furnished with the United States Securities and Exchange Commission (“Commission”) all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it under the Exchange Act or the Securities Act since January 1, 2012 (all such documents, collectively, the “Corning SEC Documents”). The Corning SEC Documents, at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished Covered Corning SEC Document), (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable. All of the audited financial statements and unaudited interim financial statements of Corning included in the Covered Corning SEC Documents (the “Corning Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished Covered Corning SEC Document), (a) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and (b) fairly present (subject in the case of unaudited statements to normal, recurring and yearend audit adjustments) in all material respects the financial position and results of operations of Corning taken as a whole as of the dates and for the periods indicated.

(h) Absence of Changes. Except as disclosed in the Corning SEC Documents, between June 30, 2013 and the Agreement Date, there has been no Corning Material Adverse Effect.

(i) Commercial Projection. The Total Projection Adjustment Amount, calculated in accordance with the “Projection Adjustment Model” attached hereto as Annex 5-A, will be equal to an amount less than zero (0).

6.2 Representations and Warranties of SDC. SDC hereby represents and warrants to the Corning Parties as of the Agreement Date (except the representation and warranty contained in Section 6.2(e) which is given as of such specified date therein) and as of the Closing Date as follows:

(a) Organization, Power and Authority. SDC is duly organized, validly existing and in good standing under the Laws of the Republic of Korea. SDC is licensed or qualified to conduct its businesses and is in good standing in every jurisdiction where it is required to be so licensed or qualified, except where the failure to do so would not have a material adverse effect on SDC. SDC possesses all requisite power and authority necessary to own and operate its assets and properties and to carry on its businesses as presently conducted.

(b) Binding Agreement. SDC has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, to which it is a party, and to perform all of its obligations hereunder and thereunder. The execution, delivery and performance by SDC of this Agreement and the other Transaction Documents, to which it is a party, and the consummation of the transactions contemplated to be performed by it hereunder and thereunder, have been duly authorized by all necessary and proper corporate action on the part of SDC. This Agreement and the other Transaction Documents, to which it is a party, constitute (in case of the Repurchase Agreement, upon execution shall constitute) the legal, valid and binding obligations of SDC, enforceable against it in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

(c) No Conflicts. The execution and delivery by SDC of this Agreement and the other Transaction Documents, to which it is a party, and the performance by SDC of its obligations hereunder and thereunder, including the consummation of the transactions to be consummated by it herein or therein, do not and will not (i) violate any provision of its organizational documents, (ii) violate or result in a default (with or without notice or lapse of time, or both) under, in any material respect, or give rise to a right of termination, cancellation or any acceleration of any material obligation or the loss of or material adverse change to a material benefit under, or result in the imposition or creation of any liens upon its assets under any provision of any of its material contracts or material permits or (iii) violate in any material respect any Law which has a material impact on it. Except for the necessary filings with the Bank of Korea, the Korea Fair Trade Commission and the relevant authority under the Foreign Investment Promotion Law of Korea, no consent, approval, license, Governmental Order or authorization, action of, or registration with (“Consents”), or declaration or filing with or notice to, any Governmental Authority is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by SDC, the performance by SDC of its obligations hereunder or the consummation of the transactions contemplated hereby, except where the failure to make or obtain any Consent or waiver would not, individually or in the aggregate, have a material adverse effect on SDC or the transactions contemplated hereby.

(d) Title. All of the Subject SCP Shares are owned, beneficially and of record, by SDC. Upon consummation of the repurchase of the Subject SCP Shares by SCP pursuant to the Repurchase Agreement at the Closing, SCP shall acquire good and valid title to the Subject SCP Shares, free and clear of any Liens except as provided for in the Existing Shareholders Agreement. Neither the sale of all or any portion of the Subject SCP Shares by SDC to SCP as contemplated by the Repurchase Agreement is subject to any preemptive rights, rights of first refusal, tag-along right or other similar right on behalf of any Person under any provisions of any Contract to which SDC is party or by which any property of SDC is bound (other than as provided for in the Existing Shareholders Agreement).

(e) Ownership of Corning Common Stock. Except as set forth on Schedule 3 (to be delivered to Corning Buyer at least five (5) Business Days prior to the Closing Date), as of five (5) Business Days prior to the Closing Date, none of SDC, SEC or any of their respective Subsidiaries or other Affiliates beneficially own any shares of Corning Common Stock.

(f) Investment Intent. SDC is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) and is acquiring all the shares of CPS for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of such shares in a manner that would violate the registration requirements of the Securities Act. SDC acknowledges and agrees that the shares of CPS acquired by it may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable U.S. state or foreign securities

Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. SDC is able to bear the economic risk of holding such shares of CPS for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. SDC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding Corning and its Subsidiaries and the transactions contemplated hereby, which investigation, review and analysis were conducted by SDC with its advisors, including legal counsel, that it has engaged for such purpose.

(g) Absence of Certain Changes. There is no existing or contemplated plan or action that requires or could result in (i) a material reduction in SDC’s liquid-crystal display panel sale or purchase volume or glass purchase requirements, excluding non-material ordinary course fluctuations or reductions consistent with past practice (for the avoidance of doubt, which non-materiality shall not be deemed to be subject to the provisions of Section 9.5(d)) or (ii) the discontinuation of SDC’s liquid-crystal display business.

(h) Commercial Projection. The Total Projection Adjustment Amount, calculated in accordance with the “Projection Adjustment Model” attached hereto as Annex 5-A, will be equal to an amount greater than zero (0).

6.3 Representations and Warranties of SCP. Subject to the execution of the SCP Joinder Agreement, SCP represents and warrants to the other Parties as of the date of the SCP Joinder Agreement and as of the Closing Date as follows:

(a) Organization, Power and Authority. SCP is duly organized, validly existing and in good standing under the Laws of the Republic of Korea. SCP is licensed or qualified to conduct its businesses and is in good standing in every jurisdiction where it is required to be so licensed or qualified, except where the failure to do so would not have a material adverse effect on it. SCP possesses all requisite power and authority necessary to own and operate its assets and properties and to carry on its businesses as presently conducted.

(b) Binding Agreement. SCP has all requisite corporate power and authority to execute and deliver the SCP Joinder Agreement and the other Transaction Documents, to which it is a party, and to perform all of its obligations hereunder and thereunder. The execution, delivery and performance by SCP of the SCP Joinder Agreement and the other Transaction Documents, to which it is a party, and the consummation of the transactions contemplated to be performed by it hereunder and thereunder, have been duly authorized by all necessary and proper corporate action on the part of SCP. This Agreement and the other Transaction Documents, to which it is a party, constitute the legal, valid and binding obligations of SCP, enforceable against it in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

(c) No Conflicts. The execution and delivery by SCP of the SCP Joinder Agreement and the other Transaction Documents, to which it is a party, and the performance by SCP of its obligations hereunder and thereunder, including the consummation of the transactions to be consummated by it herein or therein, do not and will not (i) violate any provision of its organizational documents, (ii) violate or result in a default (with or without notice or lapse of time, or both) under, in any material respect, or give rise to a right of termination, cancellation or any acceleration of any material obligation or the loss of or material adverse change to a material benefit under, or result in the imposition or creation of any liens upon its assets under any provision of any of its material contracts or material permits or (iii) violate in any material respect any Law which has a material impact on it.

6.4 Representations and Warranties of SCG. Subject to the execution of the SCG Joinder Agreement, SCG represents and warrants to the other Parties as of the date of the SCG Joinder Agreement and as of the Closing Date as follows:

(a) Organization, Power and Authority. SCG is duly organized, validly existing and in good standing under the Laws of the Republic of Korea. SCG is licensed or qualified to conduct its businesses and is in good standing in every jurisdiction where it is required to be so licensed or qualified, except where the failure to do so would not have a material adverse effect on it. SCG possesses all requisite power and authority necessary to own and operate its assets and properties and to carry on its businesses as presently conducted.

(b) Binding Agreement. SCG has all requisite corporate power and authority to execute and deliver the SCG Joinder Agreement and the other Transaction Documents, to which it is a party, and to perform all of its obligations hereunder and thereunder. The execution, delivery and performance by SCG of the SCG Joinder Agreement and the other Transaction Documents, to which it is a party, and the consummation of the transactions contemplated to be performed by it hereunder and thereunder, have been duly authorized by all necessary and proper corporate action on the part of SCG. The SCG Joinder Agreement and the other Transaction Documents, to which it is a party, constitute the legal, valid and binding obligations of SCG, enforceable against it in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

(c) No Conflicts. The execution and delivery by SCG of the SCG Joinder Agreement and the other Transaction Documents, to which it is a party, and the performance by SCG of its obligations hereunder and thereunder, including the consummation of the transactions to be consummated by it herein or therein, do not and will not (i) violate any provision of its organizational documents, (ii) violate or result in a default (with or without notice or lapse of time, or both) under, in any material respect, or give rise to a right of termination, cancellation or any acceleration of any material obligation or the loss of or material adverse change to a material benefit under, or result in the imposition or creation of any liens upon its assets under any provision of any of its material contracts or material permits or (iii) violate in any material respect any Law which has a material impact on it.

SECTION 7

CONDITIONS

7.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each Party to effect the Closing are subject to the satisfaction of each of the following conditions at or prior to the Closing, any of which may be waived in whole or in part (to the extent permitted by applicable Law) in a writing executed by all of the Parties:

(a) No Injunctions or Restraints. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Order, stay, decree, judgment or injunction or statute, rule or regulation (any such action, a “Restraint”) which is in effect (whether temporary, preliminary or permanent) and which prevents or prohibits the consummation of, or that makes it illegal for any of the parties hereto to consummate the transactions contemplated by this Agreement, and there shall not be threatened in writing, instituted or pending any action by any Governmental Authority seeking to effect a Restraint.

(b) No Proceedings. No Proceedings shall have been instituted or threatened in writing or any written claim or demand made against any of the parties hereto seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated by this Agreement.

(c) Approvals. Any required approvals of the Bank of Korea and the relevant authority under the Foreign Investment Promotion Law shall have been obtained and be in full force and effect.

(d) Pre-Closing Transactions. The New SCP Subscription Transaction shall have been consummated.

(e) Joinder Agreements. SCG shall have executed the SCG Joinder Agreement, and SCP shall have executed the SCP Joinder Agreement.

7.2 Additional Conditions to Obligations of the Corning Parties. The obligation of the Corning Parties to effect the Closing is further subject to the satisfaction of each of the following additional conditions at or prior to the Closing, any of which may be waived in whole or in part in writing exclusively by Corning:

(a) Representations and Warranties of SDC. The representations and warranties of SDC set forth herein, except for the SDC Commercial Projection Representation and the representations and warranties set forth in Sections 6.2(e) and 6.2(g), shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of a particular date, in which case as of such other date). The representations and warranties set forth in Sections 6.2(e) and 6.2(g) shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of a particular date, in which case as of such other date).

(b) Performance of Obligations of SDC. SDC shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Certificate of Officers. SDC shall have delivered to the Corning Parties a certificate, executed by an executive officer of SDC, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Ancillary Agreements. Each of SDC and SCP shall have delivered to the Corning Parties duly executed counterparts of each of the Ancillary Agreements to which SDC, SCP or any of their respective Affiliates is a party. Each of the Ancillary Agreements is in full force and effect and SDC or any of its Affiliates have not breached in any material respect any term or provision of each of the Ancillary Agreements.

(e) Other Agreements. Each of the Standstill Agreement and the Shareholder Agreement shall be in full force and effect, and SDC or any of its Affiliates shall not have breached in any material respect any term or provision of each of the Shareholder Agreement and the Standstill Agreement.

(f) Minority Purchase. Corning Buyer or its designee shall have completed the Minority Purchase, and such Minority Purchase shall have included all of the SCP Shares owned by Samsung Life Insurance Co., Ltd.

7.3 Additional Conditions to Obligations of SDC. The obligation of SDC to effect the Closing is further subject to the satisfaction of each of the following additional conditions at or prior to the Closing, any of which may be waived in whole or in part in writing exclusively by SDC:

(a) Representations and Warranties of the Corning Parties. The representations and warranties of the Corning Parties set forth herein, except for the Corning Commercial Projection Representation and the representations and warranties set forth in Sections 6.1(f), (g) and (h), shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of a particular date, in which case as of such other date). The representations and warranties set forth in Sections 6.1(f), (g) and (h) shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of a particular date, in which case as of such other date).

(b) Performance of Obligations of the Corning Parties. Each of the Corning Parties shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Certificate of Officer. Corning shall have delivered to SDC a certificate, executed by an executive officer of Corning, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Ancillary Agreements. Corning shall have delivered to SDC duly executed counterparts of each of the Ancillary Agreements to which Corning or any of its Affiliates is a party. Each of the Ancillary Agreements is in full force and effect and Corning or any of its Affiliates have not breached in any material respect any term or provision of each of the Ancillary Agreements.

(e) Other Agreements. Each of the Standstill Agreement and the Shareholder Agreement shall be in full force and effect and the Corning Parties or any of their Affiliates shall not have breached in any material respect any term or provision of each of the Standstill Agreement and the Shareholder Agreement.

(f) Corning Certificate of Amendment. The Corning Certificate of Amendment shall have been filed with the Office of the Secretary of State of the State of New York and shall have become effective.

(g) Minority Shares. Corning Buyer or its designee shall have acquired at least 99.7% of the Minority Shares.

7.4 Frustration of the Closing Conditions. None of the Parties may rely, either as a basis for not consummating the transactions contemplated by this Agreement or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach of any provision of this Agreement or any Ancillary Agreement. SDC may not rely, either as a basis for not consummating the transactions contemplated by this Agreement or for terminating this Agreement, on the failure of any condition set forth in Section 7.3(g) to be satisfied if such failure was caused by the failure of Corning Buyer or its designee to acquire SCP Shares owned by Samsung Life Insurance Co., Ltd.

SECTION 8

TERMINATION

8.1 Termination Events. This Agreement may be terminated (and the transactions contemplated by this Agreement abandoned) at any time prior to the completion of the Closing only as follows:

(a) by mutual written consent of SDC and Corning Buyer;

(b) by either Corning Buyer or SDC:

(i) if the Closing shall not have occurred by June 30, 2014; provided, however, that, the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of the Closing to have occurred by such time shall be due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement; or

(ii) if a court of competent jurisdiction or other Governmental Authority shall have issued a non-appealable final Governmental Order, decree or ruling or taken any other non-appealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party if such non-appealable final Governmental Order, decree or ruling or other non-appealable final action shall be due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

(c) by Corning Buyer if SDC shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) is incapable of being cured by SDC, or, if capable of being cured by SDC, shall not have been cured by SDC, within forty-five (45) days following SDC’s receipt of written notice from Corning Buyer of such breach or failure to perform; or

(d) by SDC if any of the Corning Parties shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) is incapable of being cured by the applicable Corning Party, or, if capable of being cured by the applicable Corning Party, shall not have been cured by the applicable Corning Party, within forty-five (45) days following Corning’s receipt of written notice from SDC of such breach or failure to perform.

8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of any Party, except for any Liabilities (for breach of any representation, warranty, covenant or agreement existing prior to such termination and the obligations and other provisions set forth under SECTION 8 (TERMINATION), Section 9 (SURVIVAL; INDEMNIFICATION), and Section 11 (MISCELLANEOUS PROVISIONS) and Annex 1 (Certain Definitions), all of which shall survive the date of termination of this Agreement.

SECTION 9

SURVIVAL; INDEMNIFICATION

9.1 Survival. The representations and warranties made by the Parties herein shall not be extinguished by the Closing, but shall survive the Closing indefinitely, except that (i) the representations and warranties set forth in Sections 6.1(f), 6.1(g), 6.1(h), 6.2(e) and 6.2(g) shall survive the Closing for eighteen (18) months after the Closing Date, (ii) such covenants with duration periods as otherwise specified in Section 5 shall survive until the expiration of such period, and (iii) the SDC Commercial Projection Representation and the Corning Commercial Projection Representation and all claims for indemnification in connection therewith under Section 10, shall survive the Closing as provided for in Section 10.4.

9.2 Indemnification.

(a) Indemnification by SDC. From and after the Closing, SDC shall indemnify, save and hold harmless Corning Buyer and its Affiliates and its and their respective Representatives, successors and assigns (each, a “Corning Indemnified Party” and collectively, the “Corning Indemnified Parties”) from and against any and all costs, losses, Liabilities, obligations, damages, claims, demands and expenses (whether or not arising out of third-party claims), including interest, penalties, Taxes, attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, “Losses”), incurred in connection with, arising out of, or resulting from:

(i) any breach of any representation or warranty made by SDC in this Agreement;

(ii) subject to Section 9.5(a), the operation or conduct of the Business or the ownership or use by SCP and its Subsidiaries of its assets, rights or properties, in each case at any time prior to December 31, 2013, except for Liabilities to the extent reflected in or reserved for in the 2013 Balance Sheet and except for Liabilities for Taxes governed by Section 9.7; or

(iii) any breach of any covenant or agreement made, or to be performed, by SDC in this Agreement.

(b) Indemnification by Corning Buyer. From and after the Closing, Corning Buyer shall indemnify, save and hold harmless SDC and its Affiliates and its and their respective Representatives, successors and assigns (each, an “SDC Indemnified Party” and collectively, the “SDC Indemnified Parties”) from and against any and all Losses incurred in connection with, arising out of, or resulting from:

(i) any breach of any representation or warranty made by any of the Corning Parties in this Agreement; or

(ii) any breach of any covenant or agreement made, or to be performed, by any of the Corning Parties in this Agreement.

9.3 Procedure for Claims between Parties.

(a) If a claim (a “Claim”) for Losses is to be made by a Corning Indemnified Party or an SDC Indemnified Party (any such party, an “Indemnified Party”) entitled to indemnification hereunder, such party shall give written notice briefly describing the claim and, to the extent then ascertainable, the monetary damages sought (each, a “Notice”) to the other party (the “Indemnifying Party”) as soon as reasonably practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Section 9. Any failure to submit any such notice of claim to the Indemnifying Party shall not relieve the Indemnifying Party of any Liability hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure. With respect to any indemnification sought by an Indemnified Party from the Indemnifying Party that does not involve a Third Party Claim, if the Indemnifying Party does not notify the Indemnified Party within forty-five (45) days from its receipt of the Notice that the Indemnifying Party disputes such claim (the “Dispute Notice”), the Indemnifying Party shall be deemed to have accepted and agreed with such claim.

(b) If the Indemnifying Party has disputed a claim for indemnification hereunder, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute in forty-five (45) days after delivery of the Dispute Notice, such dispute shall be resolved pursuant to the terms of Section 11.10.

9.4 Defense of Third Party Claims.

(a) If any lawsuit, action, proceeding, investigation, claim or enforcement action is initiated against an Indemnified Party by any third party (each, a “Third Party Claim”) for which indemnification under this Section 9 may be sought, Notice thereof, together with copies of all notices and communication relating to such Third Party Claim, shall be given to the Indemnifying Party as promptly as reasonably practicable. The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

(b) If it so elects at its own cost, risk and expense, the Indemnifying Party shall be entitled to:

(i) take control of the defense and investigation of such Third Party Claim at its sole cost and expense if the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will indemnify the Indemnified Party for any Losses related to the Third Party Claim;

(ii) after the notification described in sub-clause (i) above, employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, unless the named parties to such action or proceeding include both one or more Indemnifying Parties and an Indemnified Party, and the Indemnified Party has reasonably concluded that there may be one or more legal defenses or defense strategies available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party or that there exists or is reasonably likely to exist a conflict of interest, in which event such Indemnified Party shall be entitled, at the Indemnifying Parties’ reasonable cost, risk and expense, to separate counsel (provided that such counsel is reasonably acceptable to the Indemnifying Party); and

(iii) compromise or settle such Third Party Claim, which compromise or settlement shall be made (x) only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld, or (y) if such compromise or settlement contains an unconditional release of the Indemnified Party in respect of such claim, without any cost, Liability or admission of wrongdoing of any nature whatsoever to or by such Indemnified Party, and provides only for monetary damages that will be paid in full by the Indemnifying Party.

(c) If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom (subject to the right of the Indemnifying Party to take control of the defense and investigation pursuant to Section 9.4(b)(i)). The Parties shall cooperate with each other in any notifications to insurers.

(d) If the Indemnifying Party fails to assume the defense of such Third Party Claim within forty-five (45) calendar days after receipt of the Notice, the Indemnified Party against which such Third Party Claim has been asserted will have the right to undertake, at the Indemnifying Parties’ reasonable cost, risk and expense, the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the Indemnifying Parties; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(e) If an Indemnified Party assumes the defense of the Third Party Claim, such Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

(f) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its Liability to the Indemnified Party with respect to the Third Party Claim or fails to notify the Indemnified Party whether the Indemnifying Party disputes its Liability to the Indemnified Party with respect to such Third Party Claim within seventy (70) days of the Notice of such Third Party Claim having been provided to the Indemnifying Party, the Losses arising from such Third Party Claim will be conclusively deemed a Liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Losses to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party disputes its Liability with respect to such claim within such seventy (70) day period, then such dispute shall be resolved in accordance with the terms and conditions of Section 11.10.

9.5 Limitations on Indemnity.

(a) In respect of any Claim for any Loss under Section 9.2(a)(ii), (i) the amount of such Loss that SDC will be required to pay to the Corning Indemnified Parties will be equal to the amount of such Loss (as finally determined) multiplied by 0.4254

(including for purposes of calculating the amount of Losses in relation to the Threshold Amount, the Basket and the Indemnity Cap) and (ii) any such Claims for indemnification shall not be asserted later than the eighteenth (18th) month anniversary of the Closing Date.

(b) In calculating the amount of any Losses payable to an Indemnified Party hereunder (excluding the payments to be made pursuant to Section 10), the amount of the Losses (i) shall not be duplicative of any other Loss for which an indemnification claim has been made, and (ii) shall be computed net of any amounts actually recovered by such Indemnified Party under any insurance policy with respect to such Losses (net of any costs and expenses incurred in obtaining such insurance proceeds). If the Indemnifying Party pays an Indemnified Party for a claim and subsequently insurance proceeds in respect of such claim is collected by such Indemnified Party, then such Indemnified Party promptly shall remit the insurance proceeds (net of any costs and expenses incurred in obtaining such insurance proceeds) up to the amount paid by the Indemnifying Party to such Indemnified Party.

(c) Notwithstanding anything to the contrary set forth in this Section 9, the Corning Indemnified Parties shall not make a claim against SDC for indemnification under (i) Section 9.2(a)(i) for breach of representations or warranties under Sections 6.2(e) or 6.2(g) and (ii) Section 9.2(a)(ii) (for the avoidance of doubt, in each case excluding any claim for the SDC Commercial Projection Representation Indemnity which is separately dealt with in Section 10 and except for Taxes governed by Section 9.7) for any Losses (after taking into account the limitation described in Section 9.5(a)) unless and until the aggregate amount of such Losses (excluding all Losses in respect of any single claim which do not exceed US$150,000, for which no claim for indemnification may be made (the “Threshold Amount”)) exceeds US$10,000,000 (the “Basket”), in which event the Corning Indemnified Parties may claim indemnification for the full amount of such Losses from the first dollar of such Losses. The total aggregate liability of SDC toward the Corning Indemnified Parties for Losses with respect to any and all claims made pursuant to (i) Section 9.2(a)(i) for breach of representations or warranties under Sections 6.2(e) or 6.2(g) and (ii) Section 9.2(a)(ii) (for the avoidance of doubt, in each case excluding any liability for the SDC Commercial Projection Representation Indemnity which is separately dealt with in Section 10 and except for Taxes governed by Section 9.7) shall be limited to the Indemnity Cap, subject to the second sentence of Section 9.6. Notwithstanding anything to the contrary set forth in this Section 9, the SDC Indemnified Parties shall not make a claim against Corning Buyer for indemnification under Section 9.2(b)(i) (but only with respect to the representations and warranties contained in Sections 6.1(f), 6.1(g) and 6.1(h)) (for the avoidance of doubt, excluding any claim for the Corning Commercial Projection Representation Indemnity which is separately dealt with in Section 10 and except for Taxes governed by Section 9.7) for any Losses unless and until the aggregate amount of such Losses (excluding all Losses in respect of any single claim which do not exceed the Threshold Amount, for which no claim for indemnification may be made) exceeds the Basket, in which event the SDC Indemnified Parties may claim indemnification for the full amount of such Losses from the first dollar of such Losses. The total aggregate liability of Corning Buyer toward the SDC Indemnified Parties for Losses with respect to any and all claims made pursuant to Section 9.2(b)(i) (but only with respect to the representations and warranties contained in Section 6.1(f), 6.1(g) and 6.1(h)) (for the avoidance of doubt, excluding any liability for the Corning Commercial Projection Representation Indemnity which is separately dealt with in Section 10 and except for Taxes governed by Section 9.7) shall be limited to the Indemnity Cap, subject to the second sentence of Section 9.6.

(d) For all purposes of this Section 9, any inaccuracy or breach of the representations and warranties contained in this Agreement (other than Section 6.1(h)) shall be determined without reference to the terms “material,” “materially” and other similar qualifications as to materiality contained in or otherwise applicable to such representations and warranties.

9.6 Payment of Indemnified Losses. An Indemnified Party shall be paid in cash by Corning Buyer (in the case of a payment required to be made to a SDC Indemnified Party) or by SDC (in the case of a payment required to be made to a Corning Indemnified Party) the amount to which such Indemnified Party may become entitled by reason of the provisions of this Section 9, within fifteen (15) Business Days after such amount is determined either by mutual agreement of the Parties or on the date on which both such amount and the Indemnifying Party’s obligation to pay such amount have been determined pursuant to Section 9.3 or Section 9.4. In the event of an adjustment to the Indemnity Cap pursuant to clause (b) of the definition of “Indemnity Cap”, (a) if the Total Projection Adjustment Amount is positive (and the Indemnity Cap is increased as a result), Corning Buyer agrees that it will promptly pay to SDC the Corning Cap Deficiency Adjustment Amount (if any) and SDC agrees that it will promptly pay to Corning Buyer the SDC Cap Deficiency Adjustment Amount (if any); or (b) if the Total Projection Adjustment Amount is negative (and the Indemnity Cap is decreased as a result), Corning Buyer agrees that it will promptly pay to SDC the SDC Cap Excess Adjustment Amount (if any) and SDC agrees that it will promptly pay to Corning Buyer the Corning Cap Excess Adjustment Amount (if any), in each case in cash within fifteen (15) Business Days after the Total Projection Adjustment Amount is finalized in accordance with Section 10.

9.7 Tax Matters.

(a) Tax Indemnification. From and after the Closing, (i) SDC shall pay to Corning Buyer an amount equal to, and shall otherwise indemnify and hold Corning Buyer and its Affiliates harmless from and against 42.54% of any Excluded Taxes and 42.54% of any Losses incurred by SCP, any of the Corning Parties or any of their respective Affiliates attributable thereto; and (ii) the Receiving Party (as defined in Section 9.7(d)) shall pay to the Paying Party (as defined in Section 9.7(d)) an amount equal to, and shall otherwise indemnify and hold the Paying Party and its Affiliates harmless from and against, any Losses incurred by the Paying Party or its Affiliates as a result of any audit, examination, investigation, determination or other Tax proceeding (each, a “Tax Proceeding”) by any Taxing Authority that are attributable to the Paying Party having paid an amount payable under this Agreement without making deductions or withholdings therefrom pursuant to a Withholding Decision made by the Receiving Party.

(b) Transfer Taxes. The Party primarily responsible under applicable Law for filing any Tax Return required to be filed with respect to any and all transfer, recording, documentary, sales, use, stamp, registration, deemed transfer Taxes, deemed acquisition Taxes and other similar Taxes imposed in connection with any of the transactions contemplated pursuant to this Agreement (the “Transfer Taxes”) shall pay such Transfer Taxes. The Parties shall cooperate as reasonably requested in preparing, executing and filing all Tax Returns and related documentation required to be filed with respect to such Transfer Taxes on a timely basis as may be required to comply with the provisions of any applicable Law.

(c) Payments. Any payments required to be made under Section 9.7(a) shall be due within fifteen (15) Business Days following written notice by the Indemnified Party that payment of such amounts to the appropriate Taxing Authority or other applicable third party is or was due; provided that the Indemnifying Party shall not be required to make any payment earlier than fifteen (15) Business Days before the related amount is due to the appropriate Taxing Authority or applicable third party.

(d) Tax Withholding. Notwithstanding anything in this Agreement to the contrary, each Party shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as are required to be deducted or withheld under any applicable Tax Law with respect to the making of such payment; provided however, that the receiving Party (the “Receiving Party”) of such payment shall determine whether such deduction or withholding is required under such Tax Law (“Withholding Decision”) and inform the paying Party (the “Paying Party”) of such Withholding Decision at least fifteen (15) Business Days prior to the date when such payment is due, and the Paying Party shall not object to and will comply with such Withholding Decision.

(e) Certain Tax Proceedings. In the event that a Taxing Authority asserts that a Paying Party was required to deduct and withhold amounts with respect to any amount otherwise payable under this Agreement in excess of the amounts actually deducted and withheld by the Paying Party, if any, with respect to such payment in compliance with the Receiving Party’s Withholding Decision (a “Withholding Tax Claim”), the Paying Party shall promptly notify the Receiving Party of such Withholding Tax Claim and provide the Receiving Party with any documentation received from the relevant Taxing Authority in connection with such Withholding Tax Claim. Notwithstanding anything to the contrary herein, the Receiving Party shall have the exclusive right (but not the obligation) to defend such Withholding Tax Claim and control the conduct of any related Tax Proceeding. The Paying Party shall cooperate with the Receiving Party (including by providing the Receiving Party with any necessary information or documentation and by executing any powers of attorney requested by the Receiving Party) in the defense of such Withholding Tax Claim or conduct of any related Tax Proceeding.

(f) Coordination; Survival. The indemnification obligations contained in Section 9.7(a) shall survive the Closing and remain in effect until the earlier of (x) the fifth (5th) anniversary of the due date for the Tax Return that includes the Closing Date (taking into account extensions) and (y) the completion of the next tax audit (that includes the 2013 taxable year) conducted on SCP by National Tax Services of the Republic of Korea. Claims for indemnification under Section 9.7(a) shall be governed exclusively by this Section 9.7 and the provisions of SECTION 9 (other than Sections 9.7 and 9.5(b)) shall not apply.

SECTION 10

COMMERCIAL PROJECTION INDEMNITIES

10.1 Indemnification for Breach of SDC Commercial Projection Representation. After the Closing, SDC shall indemnify, save and hold harmless Corning Buyer from and against any and all losses of Corning Buyer resulting from any inaccuracy in the SDC Commercial Projection Representation (the “SDC Commercial Projection Representation Indemnity”). The Parties agree that a loss for Corning Buyer with respect to the SDC Commercial Projection Representation Indemnity shall only be deemed to exist for Corning Buyer if the Total Projection Adjustment Amount as finally determined pursuant to this Section 10 is a negative number, and that such losses shall only equal 42.54% of the absolute value of such negative number, subject to Sections 10.12 and 10.13 below. The payment of any amounts due pursuant to the SDC Commercial Projection Representation Indemnity shall be made solely in accordance with Section 10.11 below.

10.2 Indemnification for Breach of Corning Commercial Projection Representation. After the Closing, Corning Buyer shall indemnify, save and hold harmless SDC from and against any and all losses of SDC resulting from any inaccuracy in the Corning Commercial Projection Representation (the “Corning Commercial Projection Representation Indemnity” and, together with the SDC Commercial Projection Representation Indemnity, the “Commercial Projection Indemnities”). The Parties agree that a loss for SDC with respect to the Corning Commercial Projection Representation Indemnity shall only be deemed to exist for SDC if the Total Projection Adjustment Amount as finally determined pursuant to this Section 10 is a positive number, and that such losses shall only equal 42.54% of such positive number, subject to Sections 10.12 and 10.13 below. The payment of any amounts due pursuant to the Corning Commercial Projection Representation Indemnity shall be made solely in accordance with Section 10.11 below.

10.3 Volume Price Indemnity. After the Closing, Corning Buyer shall indemnify and pay to SDC an amount equal to the “Volume Price Adjustment Amount” which amount shall be calculated in accordance with Annex 5-C, subject to Section 10.14 below (the “Volume Price Indemnity”, and together with the Commercial Projection Indemnities, the “Commercial Indemnities”). The payment of any amounts due pursuant to the Volume Price Indemnity shall be made in accordance with Section 10.11 below.

10.4 Survival of Commercial Projection Representation. The SDC Commercial Projection Representation and the Corning Commercial Projection Representation and the indemnification obligations of the Parties related thereto pursuant to the SDC Commercial Projection Representation Indemnity and the Corning Commercial Projection Representation Indemnity shall survive until the Commercial Projection Indemnities shall have been finally determined and paid in full pursuant to the provisions of this Section 10.

10.5 Annual Projection Adjustment Statements. Within seventy (70) days after the end of Corning’s fiscal years 2014, 2015, 2016, and 2017, Corning Buyer shall deliver to SDC a statement (the “Annual Projection Adjustment Statement”) setting forth the Annual Projection Adjustment Amount. The “Annual Projection Adjustment Amount” for any fiscal year shall be an amount calculated for such fiscal year in accordance with the “Projection Adjustment Model” attached as Annex 5-A in the form of a CD-ROM (which Projection Adjustment Model, in the form of an excel file, was confirmed through an email exchange between a representative of SDC (which confirmation email was sent at 7:00 pm) and a representative of Corning on October 20, 2013) (an illustrative calculation of the Annual Projection Adjustment Amount, based on the “Projection Adjustment Formula,” is provided as Annex 5-B). In addition, the Annual Projection Adjustment Statement shall include the Projection Adjustment Input Items, along with supporting documentation and information.

10.6 Final Commercial Adjustment Statement. Within seventy (70) days after January 1, 2018, Corning Buyer shall deliver to SDC a statement (the “Final Commercial Adjustment Statement”) setting forth (i) the “Total Projection Adjustment Amount” which shall be calculated for the period from 2014 to 2017 in accordance with the “Projection Adjustment Model” attached hereto as Annex 5-A (an illustrative calculation of the Total Projection Adjustment Amount is provided as Annex 5-B) and (ii) the Volume Price Adjustment Amount. The Final Commercial Adjustment Statement shall include the Annual Projection Adjustment Amounts for fiscal years 2014, 2015, 2016 and 2017 and supporting documentation and information sufficient for SDC to reproduce the calculation of the Total Projection Adjustment Amount and the Volume Price Adjustment Amount. Each of the Annual Projection Adjustment Statements for fiscal years 2014, 2015, 2016 and 2017 and the Final Commercial Adjustment Statement individually is referred to in this Agreement as a “Commercial Adjustment Statement” and collectively they are referred to as the “Commercial Adjustment Statements.”

10.7 Commercial Adjustment Disagreements. If SDC objects to the Final Commercial Adjustment Statement, then it shall provide Corning Buyer with written notice thereof (a “Notice of Commercial Adjustment Disagreement”) setting forth SDC’s objections to (i) specific Projection Adjustment Input Items, (ii) the method of applying the Projection Adjustment Model to the Projection Adjustment Input Items employed in the calculation of each Annual Projection Adjustment Amount, (iii) the Annual Projection Adjustment Amount; (iv) the Total Projection Adjustment Amount; and (v) the Volume Price Adjustment Amount, in each case in reasonable detail (each a “Disputed Commercial Adjustment Item”) together with supporting documentation within forty-five (45) days after receiving such Final Commercial Adjustment Statement.

10.8 Expert Dispute Resolution. If SDC and Corning Buyer are unable to agree on the resolution to any Disputed Commercial Adjustment Items contained in a Notice of Commercial Adjustment Disagreement within forty-five (45) days after Corning Buyer receives the Notice of Commercial Adjustment Disagreement, then either SDC or Corning Buyer may refer such dispute to the Accounting Firm, which shall make a final and binding determination as to all Disputed Commercial Adjustment Items including without limitation the method of applying the Projection Adjustment Model to the Projection Adjustment Input Items, and only as to such Disputed Commercial Adjustment Items, within seventy (70) days of such referral and shall promptly notify SDC and Corning Buyer in writing of its resolution. The Accounting Firm handling the dispute resolution shall not have the power to modify or amend any term or provision of this Agreement. In resolving the Disputed Commercial Adjustment Items that are Projection Adjustment Input Items, the Accounting Firm shall only assign a value to any Disputed Commercial Adjustment Item that is at or between SDC’s valuation of such Disputed Commercial Adjustment Item and Corning Buyer’s valuation of such Disputed Commercial Adjustment Item. Each of SDC and Corning Buyer shall bear and pay one-half of the fees and other costs charged by such Accounting Firm and shall use commercially reasonable efforts to cooperate with the Accounting Firm and ensure that the Accounting Firm is able to resolve the Disputed Commercial Adjustment Items within seventy (70) days.

10.9 Finalization of Final Commercial Adjustment Statement. If SDC does not object to the Final Commercial Adjustment Statement within the time period and in the manner set forth in Section 10.7 or if SDC accepts the Final Commercial Adjustment Statement within such time period, then the Total Projection Adjustment Amount and the Volume Price Adjustment Amount set forth in the Final Commercial Adjustment Statement shall become final and binding upon the Parties for all purposes hereunder after the forty fifth (45th) day after SDC receives the Final Commercial Adjustment Statement or the date, if earlier, on which SDC accepts the Final Commercial Adjustment Statement. If SDC objects to the Final Commercial Adjustment Statement within the time period and in the manner set forth in Section 10.7, then the Final Commercial Adjustment Statement shall become final and binding for all purposes hereunder on the date that Corning Buyer receives the Notice of Commercial Adjustment Disagreement except with respect to, and only to the extent of, the Disputed Commercial Adjustment Items in the Notice of Commercial Adjustment Disagreement. Each Disputed Commercial Adjustment Item shall become final and binding for all purposes hereunder on the earliest of (i) the date on which Corning Buyer and SDC agree to a resolution of such Disputed Commercial Adjustment Item in a writing signed by both Corning Buyer and SDC or (ii) the date on which the Accounting Firm notifies Corning Buyer and SDC in writing of its resolution of such Disputed Commercial Adjustment Item. Corning Buyer and SDC agree that the procedures set forth in this SECTION 10 for resolving disputes regarding the Disputed Commercial Adjustment Items shall be the sole methods for resolving such disputes. For the avoidance of doubt, any calculation of an Annual Projection Adjustment Amount that is included in an Annual Projection Adjustment Statement will not be considered final until the Total Projection Adjustment Amount is finalized as set forth in Section 10.9.

10.10 Books and Records. Corning Buyer and Corning Hungary shall cause SCP to, and SCP shall, cooperate with SDC and the Accounting Firm, as the case may be, and provide them and their respective Representatives with reasonable access to SCP’s books and records and employees (including senior management) relevant to the calculation, review and finalization of Final Commercial Adjustment Statement, and shall use its commercially reasonable efforts to cause its representatives to provide reasonable access to their working papers, in each case, prepared in connection with the calculation, review and finalization of the Final Commercial Adjustment Statement.

10.11 Payment of the Commercial Indemnities.

(a) SDC and Corning Buyer agree that the payment of the Commercial Projection Indemnities and the Volume Price Indemnity shall be implemented pursuant to this Section 10.11.

(b) Subject to Sections 10.12, 10.13 and 10.14, upon the final determination pursuant to Section 10.9 that, (i) 42.54% of the Total Projection Adjustment Amount plus (ii) the Volume Price Adjustment Amount (the “Final Adjustment Amount”), is a positive number, Corning Buyer shall pay to SDC such Final Adjustment Amount, within thirty (30) Business Days, either (x) by the delivery of shares of CPS to SDC (the number of such shares to be determined by dividing the Final Adjustment Amount, by a price of US$1,000,000 per share, with the amount corresponding to any fractional shares being paid in cash (by wire transfer of immediately available funds)), and to the extent the delivery of such shares would cause SDC and its Affiliates to exceed the Ownership Cap (as defined in the Shareholder Agreement), the amount corresponding to the number of shares of CPS which would be in excess of the Ownership Cap being paid in cash (by wire transfer of immediately available funds), or (y) the entire amount in cash (by wire transfer of immediately available funds) (whether payment is made through clause (x) or (y) being at the option of Corning Buyer).

(c) Subject to Sections 10.12, 10.13 and 10.14, upon the final determination pursuant to Section 10.9 that the Final Adjustment Amount is a negative number, SDC shall pay to Corning Buyer the absolute value of such Final Adjustment Amount, within thirty (30) Business Days, either (x) by the delivery of shares of CPS to Corning Buyer (the number of such shares to be determined by dividing the absolute value of the Final Adjustment Amount, by a price of US$1,000,000 per share, with the amount corresponding to any fractional shares being paid in cash (by wire transfer of immediately available funds)), and to the extent SDC does not hold sufficient number of shares of CPS at such time to make full payment in the form of shares of CPS, the amount corresponding to such insufficient number of shares of CPS being paid in cash (by wire transfer of immediately available funds), or (y) the entire amount in cash (by wire transfer of immediately available funds) (whether payment is made through clause (x) or (y) being at the option of SDC).

(d) SDC and Corning Buyer agree to execute and deliver such agreements and/or documents as required by applicable Law to effect the payments described in this Section 10.11.

10.12 De-minimis Threshold. Notwithstanding anything to the contrary herein, if the absolute value of 42.54% of the Total Projection Adjustment Amount is equal to or less than US$95,000,000, there shall be no amounts payable pursuant to the SDC Commercial Projection Representation Indemnity or the Corning Commercial Projection Representation Indemnity by any Party and 42.54% of the Total Projection Adjustment Amount shall be deemed to be zero U.S. Dollars (US$0.0) in calculating the Final Adjustment Amount under Section 10.11 above; provided that if the absolute value of the 42.54% of the Total Projection Adjustment Amount is greater than US$95,000,000, then 42.54% of the Total Projection Adjustment Amount shall be determined from the first dollar (i.e., without regard to the US$95,000,000 threshold).

10.13 Commercial Projection Indemnities Cap. Notwithstanding anything to the contrary herein, in no event shall the absolute value of 42.54% of the Total Projection Adjustment Amount (i.e., the amount of the SDC Commercial Projection Representation Indemnity or the Corning Commercial Projection Representation Indemnity) exceed US$665,000,000. If 42.54% of the Total Projection Adjustment Amount exceeds US$665,000,000 then the Total Projection Adjustment Amount shall be deemed to equal US$665,000,000. If 42.54% of the Total Projection Adjustment Amount is less than negative US$665,000,000 then the Total Projection Amount shall be deemed to equal negative US$665,000,000.

10.14 Volume Price Indemnity Cap. Notwithstanding anything to the contrary herein, in no event shall the Volume Price Adjustment Amount (i.e., the amount of the Volume Price Indemnity) exceed US$100,000,000. If the Volume Price Adjustment Amount exceeds US$100,000,000 then the Volume Price Adjustment Amount shall be deemed to equal US$100,000,000.

10.15 Incremental Sales Volume. The Corning Parties and SDC shall use their respective reasonable best efforts to determine and agree on a process for the Corning Parties and SDC’s relevant Affiliates to use their respective commercially reasonable efforts to specify Corning glass (with respect to Corning’s and its Affiliates’ glass sales on a worldwide basis) at jointly selected LCD panel makers which supply LCD panels to such SDC’s Affiliates, by no later than six (6) months after the Closing Date. If as a direct result of such process, the Corning Parties receive incremental glass sales, such incremental volume will be reflected in the Commercial Projection Indemnities process in a manner agreed by the Parties.

SECTION 11

MISCELLANEOUS PROVISIONS

11.1 Enforcement of Agreement. Each of the Parties hereby fully acknowledges and unequivocally agrees that such Party would be irreparably damaged if any of the provisions of this Agreement are not performed by the other Parties in accordance with their specific terms and that any breach of this Agreement by any Party would not be adequately compensated by monetary damages alone. Accordingly, to the fullest extent permitted by applicable Law, (i) in addition to any other right or remedy to which SDC or the Corning Parties may be entitled, at law or in equity, SDC or the Corning Parties, as the case may be, shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement in any action instituted in a court of competent jurisdiction, without the posting of any bond or other undertaking, and (ii) each Party hereto hereby irrevocably waives, in any action for specific performance, the defense of adequacy of a remedy at law.

11.2 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Agreement Date, at the reasonable request of a Party and without further consideration, the applicable other Party (or Parties) to which such request was made shall (and shall cause the applicable Affiliates to) execute and deliver to such requesting Party such documents and other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as the requesting Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

11.3 Fees and Expenses. Unless otherwise specified herein, each Party shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such Party in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

11.4 Waiver; Amendment. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty hereto shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty hereto. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. This Agreement may not be amended, modified or supplemented except by written agreement of all of the Parties.

11.5 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the Parties and supersede all other prior agreements, representations and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof.

11.6 Execution of Agreement; Counterparts; Electronic Signatures.

(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterparts.

(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

11.7 Confidentiality. For a period from the Closing until the fifth (5th) anniversary of the Closing, (a) the Corning Parties shall not, and shall ensure that none of their Representatives and Affiliates shall, disclose any Confidential Information of SDC to any third Person, without the prior written consent of SDC and (b) SDC shall not, and shall ensure that none of its Representatives and Affiliates shall, disclose any Confidential Information of the Corning Parties to any third Person, without the prior written consent of the Corning Parties. The obligation of the Parties under this Section 11.7 shall not apply to any of the following: (i) disclosure of such

Confidential Information required by applicable Law, Commission rules or any listing agreement with or other requirement of any relevant stock exchange (including, for the avoidance of doubt, the New York Stock Exchange and the Korea Exchange); (ii) disclosure of such Confidential Information to such Party’s agents, Representatives, and professional advisors who have been retained in relation to the transactions contemplated by this Agreement and the other Transaction Documents or other Representatives and who have been informed of the confidential nature of such information and agreed to treat such information as confidential in accordance with the terms of this Agreement, but only to the extent necessary for such advisors or Representatives to perform their duties; and (iii) disclosure of such Confidential Information for the purpose of defending any claim against the other Parties under this Agreement or enforcing its rights hereunder.

11.8 Public Announcement. The forms of the initial press releases regarding the transactions contemplated hereby, to be released promptly following the execution of this Agreement, have been agreed among the Parties on or prior to the Agreement Date. Following the issuance of the initial press releases, except as may be required by applicable Law, Commission rules or any listing agreement with or other requirement of any relevant stock exchange (including, for the avoidance of doubt, the New York Stock Exchange and the Korea Exchange) and only to the extent reasonably practicable, each of the Parties shall consult with each other before issuing any press release, public statement or other public disclosure with respect to any of the transactions contemplated hereby to the extent such release, statement or disclosure is inconsistent with the initial press releases or other prior press releases, public statements or public disclosures or this Agreement.

11.9 Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Annexes hereto shall be governed by, and construed in accordance with, the internal Laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal Law of the State of New York shall control the interpretation and construction of this Agreement (and all Schedules and Annexes hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

11.10 Arbitration.

(a) Dispute Resolution. Subject to Section 11.1, any disputes, claims or controversies arising out of or relating to this Agreement, whether in contract, tort, equity or otherwise and whether arising out of or relating to this Agreement or the meaning, interpretation, effect, validity, performance, termination or enforcement thereof (all of which are referred to as “Disputes”) shall be resolved through arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) then in effect (the “ICC Rules”).

(b) Appointment of Arbitrators. There shall be three (3) arbitrators in the arbitral tribunal (the “Tribunal”). SDC shall nominate one (1) arbitrator, and the Corning Parties shall nominate one (1) arbitrator, in accordance with the ICC Rules.

Such two (2) arbitrators nominated in accordance with the immediately preceding sentence shall jointly nominate the third (3rd) arbitrator, who shall serve as the Chair Person of the Tribunal, within forty-five (45) days of the confirmation of the nomination of the second arbitrator in accordance with the ICC Rules. If any arbitrator has not been nominated within the time limits specified herein, then such arbitrator shall be appointed by the ICC in accordance with the ICC Rules.

(c) Language of the Arbitration. The arbitration proceedings shall be conducted in and any award rendered by the Tribunal (the “Award”) shall be rendered in the English language.

(d) Place of Arbitration. The place of arbitration shall be Hong Kong. The procedural Law of the arbitration shall be the Law of the State of New York, applicable to international arbitration as the subject matter of this arbitration agreement relates to more than one country.

(e) Finality of Award.

(i) The Award shall be final and binding upon the Parties as from the date rendered, and shall be the sole and exclusive remedy between the Parties regarding any Disputes submitted to the Tribunal. Judgment upon any Award may be entered in any court having jurisdiction thereof.

(ii) The Parties waive any rights of application or appeal to any court or tribunal of competent jurisdiction to the fullest extent permitted by Law in connection with any question of Law arising in the course of arbitration or with respect to any Award made except for actions to enforce this arbitration agreement or an arbitral Award and except for actions seeking interim or other provisional relief to prevent irreparable harm or in aid of arbitration proceedings in any court of competent jurisdiction.

(f) Payment of the Award. Any monetary award shall be made and payable free of any tax, deduction or offset. Each Party against which the Award assesses a monetary obligation shall pay that obligation on or before the forty fifth (45th) day following the date of the Award or such other date as the Award may provide. The Tribunal shall have the authority to award any remedy or relief proposed by a Party in accordance with the terms of this Agreement, including a declaratory judgment, specific performance of any obligation created under this Agreement or the issuance of an injunction.

(g) Confidentiality of Arbitration. Once any Dispute has been submitted to arbitration proceedings pursuant to this Section 11.10, such Dispute shall be resolved in a confidential manner. No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by another Party in the arbitration proceedings or about the results of the proceeding except as may be required by a Governmental Authority or as required in a court action in aid of arbitration or for enforcement of this arbitration agreement or an arbitral Award.

11.11 Assignment and Successors. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties, except that each of Corning Buyer and SDC may assign its rights and obligations to any of its Affiliates without the consent of any other Party; provided that no assignment or delegation shall relieve the assigning Party of its obligations hereunder or enlarge, alter or change any obligation of any other Party hereto. Subject to the foregoing sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties.

11.12 Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any person other than the parties hereto and their respective successors and assigns (if any).

11.13 Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent by facsimile with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a Party may designate by notice to the other parties):

SDC:

95, Samsung 2-ro, Giheung-gu
Yongin-si, Gyeonggi-do, the Republic of Korea
Fax No.:	+82-31-209-2237
Attention:	Senior Legal Counsel

with a mandatory copy to (which copy shall not constitute notice):

Paul Hastings LLP
33/F West Tower, Mirae Asset Center1
67, Suha-dong, Jung-gu
Seoul, 100-210, the Republic of Korea
Fax no.:	+82-2-6321-3902
Attention:	Daniel Sae-Chin Kim

The Corning Parties:

c/o Corning Incorporated
One Riverfront Plaza
Corning, New York 14831
Fax no.:	+1-607-974-6686
Attention:	Corporate Secretary

with a mandatory copy to (which copy shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Fax No.:	+1-212-403-2000
Attention:	Andrew R. Brownstein
Ronald C. Chen

SCP:

220 Yongdu-ri, Tangjeong-myeon
Asan-si, Chungcheongnam-do, the Republic of Korea
Fax no.:	+82-41-520-1080
Attention:	Head of Legal Support Team

SCG:

544 Myeongam-ri, Tangjeong-myeon
Asan-si, Chungcheongnam-do, the Republic of Korea
Fax no.:	+82-41-520-5429
Attention:	Head of Support Team

11.14 Construction; Usage.

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law means that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vii) “including” means including without limiting the generality of any description preceding such term; and

(viii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

(c) Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(d) Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with Korean IFRS.

11.15 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.16 Schedules and Annexes. The Schedules and Annexes are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

11.17 Guarantee of Performance. Corning shall guarantee and be responsible for the performance obligations of Corning Buyer in this Agreement in the event that Corning Buyer fails to perform or pay any such obligations; provided that in the event of any failure by Corning Buyer to perform or pay any such obligations, SDC agrees that it will proceed first against Corning Buyer and use reasonable best efforts to pursue any claims against Corning Buyer prior to proceeding against Corning under this Section 11.17.

(a) Without limiting any of the obligations and liabilities of Corning under this Agreement, Corning hereby absolutely, irrevocably and unconditionally guarantees to SDC, the full and prompt payment, performance and satisfaction of all of Corning Hungary’s and Corning Buyer’s obligations, duties, covenants, agreements, and liabilities to SDC arising under this Agreement, whether such obligations, duties, covenants, agreements and liabilities of Corning Hungary or Corning Buyer arise prior to, on or after the Closing Date (the “Guaranteed Obligations”).

(b) To the fullest extent permitted by applicable Law, the Guaranteed Obligations of Corning hereunder shall remain fully effective without regard to, and shall not be affected, limited or impaired in any way by: (i) any bankruptcy, insolvency, reorganization, adjustment, dissolution, liquidation, examinership or other like proceeding (each, an “Insolvency Proceeding”) relating to the any of the Parties or any Affiliates thereof or any other implied or express guaranty thereof; (ii) any action taken by any trustee or receiver, or by any court, in any Insolvency Proceeding, whether or not Corning shall have had notice or knowledge of any Insolvency Proceeding; (iii) any assignment of this Agreement by any party to any other party; (iv) any modification, alteration, amendment or addition of or to this Agreement; or (v) any defense of Corning Hungary, Corning Buyer or any other Person or any circumstance whatsoever (with or without notice to or knowledge of Corning) which may or might in any manner or to any extent vary the risks of Corning or might otherwise constitute a legal or equitable discharge of a surety or a guarantor or otherwise.

11.18 Bank of Korea Filing. The effectiveness of the Purchase and Subscription Agreement shall be conditioned on the filing and acceptance of the Report of Acquisition of Overseas Securities with the Bank of Korea under the Foreign Exchange Transaction Law of Korea with respect to the acquisition of the CPS by SDC.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.

SAMSUNG DISPLAY CO., LTD.

By:	/s/ Baik Kyu Song
Name:	Baik Kyu Song
Title:	Executive Vice President

[Framework Agreement Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.

CORNING INCORPORATED, solely for purposes of Section 1.5, Section 6.1 and SECTION 11

By:	/s/ Lawrence D. McRae
Name:	Lawrence D. McRae
Title:	Executive Vice President

CORNING LUXEMBOURG S.ÀR.L.

By:	/s/ Bengt Elvinsson
Name:	Bengt Elvinsson
Title:	Category A Manager

By:	/s/ Cornelia Mettlen
Name:	Cornelia Mettlen
Title:	Category B Manager

CORNING HUNGARY DATA SERVICES LIMITED LIABILITY COMPANY

By:	/s/ Gillian Trbovic
Name:	Gillian Trbovic
Title:	Managing Director

CORNING HOLDING JAPAN G.K.

By:	/s/ Stefan Becker
Name:	Stefan Becker
Title:	Executive Officer

[Framework Agreement Signature Page]

ANNEX 1

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Annex 1):

“Accounting Firm” shall mean PricewaterhouseCoopers LLC or such other accounting firm mutually selected by Corning Buyer and SDC.

“Actual Entity Liquidation Cost” shall mean all out-of-pocket costs actually incurred in connection with the dissolution of the PV Entity, including governmental charges incurred in the course of dissolution of the PV Entity; any Taxes payable in connection with the dissolution of the PV Entity; legal, accounting and other out-of-pocket advisory fees reasonably necessary and incurred for the dissolution of the PV Entity; provided that, if SCP does not initiate a dissolution of the PV Entity prior to the date that is one (1) year after the date that the PV Business has been shut down (the “Dissolution Deadline”), then any Actual Entity Liquidation Costs incurred after the Dissolution Deadline shall not be included in the calculation of Actual Shut Down Cost unless, prior to the Dissolution Deadline, Corning Buyer has requested that SDC consent to the delay of the dissolution of the PV Entity beyond the Dissolution Deadline (which consent shall not be unreasonably withheld or delayed) and SDC has consented to such delay, in which event any Actual Entity Liquidation Costs incurred after the Dissolution Deadline shall be included in the calculation of Actual Shut Down Cost. If SCP has initiated a dissolution of the PV Entity, then SCP will thereafter use its reasonable best efforts to complete that liquidation, unless otherwise agreed with SDC.

“Actual Post-Operation Cost” shall mean, to the extent the Actual Entity has permanently ceased all operations for the production and sale of goods of the PV Business, all costs actually incurred by the PV Entity after such production and sales operation stoppage until the completion of the shutdown of the PV Business. For the avoidance of doubt, Actual Post-Operation Cost shall not include any cost incurred in the operations for the production and sale of goods of the PV Business.

“Actual Shut Down Cost” shall mean the Actual Entity Liquidation Cost, Actual Post-Operation Cost and all costs actually incurred by the PV Entity in connection with the shutdown of the PV Business, including costs incurred in connection with the disposition of the assets of the PV Business; reasonable termination benefits to employees of the PV Business; any Taxes payable in connection with the shutdown of the PV Business and disposition of any assets, as adjusted down to reflect any Actual Tax Benefit Realized and any proceeds from the disposition of the assets of the PV Business. For the avoidance of doubt, Actual Shut Down Cost shall not include any costs incurred in the operations for the production and sale of goods of the PV Business and any Indebtedness to the extent deducted from 2014 Dividend Base.

“Actual Shut Down Cost Statement” shall have the meaning given to it in Section 5.1(b).

“Actual Tax Benefit Realized” shall mean any Tax benefit actually realized in cash in Korea by SCP as a result of the shutdown of the PV Business and the liquidation and dissolution of the PV Entity and related asset dispositions and actions.

Annex I

“Additional CPS” shall mean shares of CPS in an amount of US$400,000,000, to be issued by Corning and subscribed by SDC pursuant to the Purchase and Subscription Agreement.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-mentioned Person; provided, however, that for purposes of this definition, none of SDC or its Subsidiaries or Corning or its Subsidiaries shall be deemed to be an Affiliate of SCP or its Subsidiaries, or vice versa.

“Agreement” shall have the meaning given to it in the first paragraph.

“Agreement Date” shall have the meaning given to it in the first paragraph.

“Ancillary Agreements” shall mean the Repurchase Agreement, the Purchase and Subscription Agreement, the Services Agreement, the Confidentiality Agreement, the Shareholder Agreement, the Standstill Agreement, the Employee Matters Agreement and the Long-Term Supply Agreement Amendment.

“Annual Business Plan” shall mean the business plan of SCP established in the spring of each year.

“Annual Projection Adjustment Amount” shall have the meaning given to it in Section 10.5.

“Annual Projection Adjustment Statement” shall have the meaning given to it in Section 10.5.

“Authorized Preferred Stock” shall have the meaning given to it in Section 6.1(f).

“Award” shall have the meaning given to it in Section 11.10(c).

“Basket” shall have the meaning given to it in Section 9.5(c).

“Benefit Plan” shall mean any benefit plan, program, policy, practice, or other arrangement or agreement providing compensation or benefits to any current or former employee, officer or director of SCP or any of its Affiliates, or any beneficiary or dependent thereof that is sponsored or maintained by SCP or any of its Subsidiaries, or to which SCP or any of its Subsidiaries, contributes or is obligated to contribute, whether or not written, including any welfare benefit plan or pension benefit plan and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, equity, severance, employment, change of control or fringe benefit plan, program, policy or agreement.

“Business” shall mean SCP’s and its Subsidiaries’ business and operations, as conducted by SCP and its Subsidiaries as of the Agreement Date, including the manufacture and supply of glass substrates for active matrix liquid crystal displays.

“Business Day” shall mean any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York, New York or Seoul, the Republic of Korea.

Annex I

“Capital Stock” shall mean, with respect to any corporation or entity, any and all shares, interests, rights to purchase (other than convertible or exchangeable indebtedness that is not itself otherwise Capital Stock), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation or entity.

“Cash” shall mean cash and cash equivalents.

“Cash and Semi-cash Items” shall mean the amounts under the accounts classified as “Cash & Semi-cash Items” under the “List of Specific COA (Chart of Account) of SCP” set forth in Annex 4-A as of the applicable date, on a consolidated basis and determined in accordance with Korean IFRS.

“Claim” shall have the meaning given to it in Section 9.3(a).

“Closing” shall mean the closing of repurchase of the Subject SCP Shares under the Repurchase Agreement and the closing of the purchase of the Subject CPS Shares and the subscription to the Additional CPS under the Purchase and Subscription Agreement.

“Closing Date” shall have the meaning given to it in Section 2.2.

“Commercial Adjustment Statement” shall have the meaning given to it in Section 10.6.

“Commercial Adjustment Statements” shall have the meaning given to it in Section 10.6.

“Commercial Indemnities” shall have the meaning given to it in Section 10.3.

“Commercial Projection Indemnities” shall have the meaning given to it in Section 10.2.

“Commission” shall have the meaning given to it in Section 6.1(g).

“Confidential Information” shall mean any nonpublic information about a Party and/or its Affiliates acquired in the course of the negotiations and implementation of the transactions contemplated by this Agreement and the other Transaction Documents including the terms and conditions of this Agreement and the other Transaction Documents. Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public prior to the Agreement Date, (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder or under any other confidentiality obligation, (iii) was within the recipient Party’s possession or developed by the recipient Party prior to it being furnished to the recipient by or on behalf of the disclosing Party pursuant hereto, (iv) becomes available to the recipient Party on a non-confidential basis from a source other than by or on behalf of the disclosing Party, or (v) was developed independently by the recipient Party or its employees without use or reference to any disclosing Party’s Confidential Information.

“Confidentiality Agreement” shall have the meaning given to it in Section 5.13.

“Consents” shall have the meaning given to it in Section 6.2(c).

Annex I

“Contract” shall mean any agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, understanding, policy, purchase and sales order, quotation and other executory commitment to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied.

“Corning” shall have the meaning given to it in the first paragraph.

“Corning Buyer” shall have the meaning given to it in the first paragraph.

“Corning Cap Deficiency Adjustment Amount” shall mean the following: upon the final determination of the Total Projection Adjustment Amount, if there is an upward adjustment to the Indemnity Cap, and if the total amount of indemnification liabilities under Section 9.2(b)(i) for breach of representations and warranties under Sections 6.1(f), 6.1(g) or 6.1(h), as finally determined, has already exceeded the pre-adjustment Indemnity Cap of US$100,000,000 and hence the actual payment for such liabilities made by Corning Buyer was limited at US$100,000,000 (such total accumulated amount, the “Corning Reserved Indemnity Amount”), (i) if the post-adjustment Indemnity Cap is greater than the Corning Reserved Indemnity Amount, the excess of the Corning Reserved Indemnity Amount over US$100,000,000, and (ii) if the post-adjustment Indemnity Cap is equal to or less than the Corning Reserved Indemnity Amount, the excess of the post-adjustment Indemnity Cap over US$100,000,000.

“Corning Cap Excess Adjustment Amount” shall mean the following: upon the final determination of the Total Projection Adjustment Amount, if there is a downward adjustment to the Indemnity Cap, to the extent the total amount of indemnification liabilities under Section 9.2(b)(i) for breach of representations and warranties under Sections 6.1(f), 6.1(g) or 6.1(h), as finally determined and actually paid out by Corning by then (the “Corning Paid-out Indemnity Amount”), exceeds the post-adjustment Indemnity Cap, the excess of the Corning Paid-out Indemnity Amount over such adjusted Indemnity Cap.

“Corning Certificate of Amendment” shall have the meaning given to it in Section 1.5.

“Corning Commercial Projection Representation” shall mean those representations and warranties given by Corning under Section 6.1(i).

“Corning Commercial Projection Representation Indemnity” shall have the meaning given to it in Section 10.2.

“Corning Common Stock” shall have the meaning given to it in Section 6.1(f).

“Corning Financial Statements” shall have the meaning given to it in Section 6.1(g).

“Corning Hungary” shall have the meaning given to it in the first paragraph.

“Corning Indemnified Parties” shall have the meaning given to it in Section 9.2(a).

Annex I

“Corning Indemnified Party” shall have the meaning given to it in Section 9.2(a).

“Corning Japan” shall have the meaning given to it in the first paragraph.

“Corning Material Adverse Effect” shall mean any fact, change, event, effect, occurrence or circumstance that, individually or in the aggregate, has had a material adverse effect on Corning and its Subsidiaries, taken as a whole; provided that in no event shall any of the following facts, changes, events, effects, occurrences or circumstances, alone or in combination, arising out of, relating to or resulting from any of the following, be deemed to constitute, or be taken into account in determining whether there has occurred a Corning Material Adverse Effect: (i) the failure of Corning to meet historic, budgeted or forecasted revenue levels, earnings or other financial metrics or any public estimates of such metrics (provided that this clause (i) shall not prevent a determination that any change or effect underlying such failure to meet forecasts or projections has resulted in a Corning Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Corning Material Adverse Effect)), (ii) the trading price or trading volume of the common stock of Corning, (iii) changes in general local, domestic, foreign, or international economic conditions, including changes affecting the financial, credit or securities markets, (iv) changes affecting generally the industries or markets in which Corning operates or conducts the business of Corning and its Subsidiaries, (v) loss of or any other change in the relationships with employees (including any strikes and other labor dispute), suppliers or customers (including customer orders or contracts) resulting from the announcement or pendency of the transactions contemplated by this Agreement, (vi) changes arising out of acts of war, sabotage or terrorism, military actions or the escalation thereof or political or regulatory conditions, (vii) changes arising out of weather conditions or other force majeure events, (viii) changes in applicable laws or accounting rules or principals, including changes in the U.S. GAAP, or (ix) the taking of or failure to take any action expressly required to be taken or not taken by this Agreement.

“Corning Paid-out Indemnity Amount” shall have the meaning given to it in the definition of Corning Cap Excess Adjustment Amount.

“Corning Parties” shall have the meaning given to it in the first paragraph.

“Corning Reserved Indemnity Amount” shall have the meaning given to it in the definition of Corning Cap Deficiency Adjustment Amount.

“Corning SEC Documents” shall have the meaning given to it in Section 6.1(g).

“Corning Secondee” shall have the meaning given to it in Section 5.7(b).

“Corsam” shall have the meaning given to it in the recitals.

“Corsam Framework Agreement” shall have the meaning given to it Section 5.3.

“CPS” shall have the meaning given to it in Section 1.5.

“Dispute Notice” shall have the meaning given to it in Section 9.3(a).

Annex I

“Disputed Commercial Adjustment Item” shall have the meaning given to it in Section 10.7.

“Disputed Cost Item” shall have the meaning given to it in Section 5.1(b).

“Disputed Working Capital Item” shall have the meaning given to it in Section 4.1(a).

“Disputes” shall have the meaning given to it in Section 11.10(a).

“Dissolution Deadline” shall have the meaning given to it in the definition of the Actual Entity Liquidation Cost.

“Dividend Adjustment Ratio” shall mean a quotient obtained by dividing (a) the number of outstanding shares of common stock of SCP immediately after the New SCP Subscription by (b) the number of outstanding shares of common stock of SCP immediately prior to the New SCP Subscription.

“Employee Plan” shall have the meaning given to it in Schedule 5.2.

“Employee Matters Agreement” shall have the meaning given to it in Schedule 5.2.

“Estimated Year-End Net Working Capital” shall mean, as of December 31, 2013, an amount reflecting the estimated net working capital of SCP determined as follows and as further illustrated on Annex 4-B: (a) (estimated) account receivables reflecting 60 days of average daily sales during the year ended December 31, 2013, plus (b) (estimated) inventories representing an on-hand amount equal to 58 days of average daily cost of goods sold during the year ended December 31, 2013, less (c) (estimated) account payables reflecting four days of average daily cost of goods sold during the year ended December 31, 2013. The amounts of “sales” and “cost of goods sold” shall be the amounts under the accounts classified as “Sales” and “Cost of Goods Sold”, respectively, under the “List of Specific COA (Chart of Account) of SCP” set forth in Annex 4-A, each on a standalone basis and determined in accordance with Korean IFRS.

In case the “Target Business” (as described in Schedule 2) is transferred out of SCP prior to December 31, 2013, “Sales” and “Cost of Goods Sold” attributable to such Target Business shall be included in calculating the Estimated Year-End Net Working Capital to facilitate comparison of net working capital before and after transaction.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Taxes” shall mean any liability, whether or not accrued, assessed or currently due and payable, without duplication, for (i) any Taxes imposed on or payable by or with respect to SCP or any of its Subsidiaries for a Pre-Year-End Period (except to the extent such Taxes are reflected or reserved in the 2013 Balance Sheet, and for the avoidance of doubt, excluding any withholding Taxes on dividends paid or payable by SCP to the Corning Parties), (ii) any Taxes for which SCP or any of its Subsidiaries may be liable as a result of having been a member prior to the Closing of any consolidated, combined, unitary, affiliated, loss sharing or similar Tax group (other than a consolidated group of which Corning is the parent), as a transferee or

Annex I

successor, by contract or otherwise, (iii) any liability or obligation of SCP or any of its Subsidiaries to indemnify any other Person in respect of or relating to Taxes or to pay an amount pursuant to any Tax sharing, allocation, indemnity or similar agreement or arrangement entered into prior to December 31, 2013, and (iv) any Taxes imposed on SCP or any of its Subsidiaries or for which SCP or any of its Subsidiaries may otherwise be liable in connection with the transactions contemplated by this Agreement (other than any such Taxes taken into account in determining the Net NOA Proceeds or specifically dealt with otherwise in this Agreement (e.g., Transfer Taxes)).

“Existing Shareholders Agreement” shall mean the Shareholders Agreement, by and between Corning International Corporation, Bokwang Company, Ltd., and Samsung Corning Company, Ltd., dated as of February 9, 1995, and amended as of January 1, 2003.

“Final Adjustment Amount” shall have the meaning given to it in Section 10.11(b).

“Final Commercial Adjustment Statement” shall have the meaning given to it in Section 10.6.

“Governmental Authority” shall mean any federal, state, local or other governmental authority or regulatory body, or political subdivision thereof, within the United States, the Republic of Korea, or any other applicable jurisdiction, foreign or domestic, or any agency, division, ministry, instrumentality or authority thereof, any multinational, supra-national or quasi-governmental entity, body or authority, any self-regulatory organization (including any securities exchange) or any court or arbitrator (public or private).

“Governmental Order” shall mean any Law, order, regulation, ruling, writ, judgment, injunction, decree, stipulation, determination or award, whether temporary, preliminary or permanent enacted, issued, promulgated, enforced or entered by or with any Governmental Authority.

“Guaranteed Obligations” shall have the meaning given to it in Section 11.17(a).

“HR TFT” shall have the meaning given to it in Schedule 5.2.

“ICC” shall have the meaning given to it in Section 11.10(a).

“ICC Rules” shall have the meaning given to it in Section 11.10(a).

“iMarket Value” shall mean the value of the common shares of iMarketKorea Inc. owned by SCP as of October 16, 2013, based on a 1-month volume weighted average price (as calculated by Bloomberg LLP in U.S. Dollars) as of October 16, 2013 (i.e., calculation period being from September 17, 2013 (inclusive) to October 16, 2013 (inclusive)).

“Indebtedness” shall mean, in each case excluding the proceeds from the SCP Lending Transaction, the amounts under the accounts classified as “Indebtedness” under the “List of Specific COA (Chart of Account) of SCP” set forth in Annex 4-A as of the applicable date, on a consolidated basis and determined in accordance with Korean IFRS.

“Indemnified Party” shall have the meaning given to it in Section 9.3(a).

Annex I

“Indemnifying Party” shall have the meaning given to it in Section 9.3(a).

“Indemnity Cap” shall mean 5.263% of the following:

(a) US$1,900,000,000; as adjusted by

(b) 42.54% of the Total Projection Adjustment Amount (i.e., if such value is a positive figure, increased by 42.54% of the Total Projection Adjustment Amount, and if such value is a negative figure, decreased by 42.54% of the absolute value of the Total Projection Adjustment Amount).

By way of illustration, if 42.54% of the Total Projection Adjustment Amount is US$0.00, the Indemnity Cap shall be US$100,000,000.

“Inheritance and Gift Tax Law” shall mean the Inheritance and Gift Tax Law of the Republic of Korea.

“Insolvency Proceeding” shall have the meaning given to it in Section 11.17(b).

“Intercompany Arrangements” shall mean all transactions exceeding a value of five billion Korean Won (KRW5,000,000,000) individually for any trailing twelve (12)-month period and all Contracts between or among (i) SDC, SEC or any of their Affiliates, on the one hand, and (ii) SCP or any of its Affiliates, on the other hand.

“Interim Shut Down Cost” shall have the meaning given to it in Section 5.1(f).

“Interim Shut Down Cost Statement” shall have the meaning given to it in Section 5.1(f).

“Korean IFRS” shall mean the International Financial Reporting Standards, as adopted in the Republic of Korea.

“Korean Won” or “KRW” shall mean the Korean Won, currency of the Republic of Korea.

“Law” shall mean any applicable federal, state, local or foreign law, statute, constitution, rule, regulation, code, policy, guideline, directive, decision, or Governmental Order promulgated, adopted, enacted, implemented, issued or otherwise put into effect by or under authority of any applicable Governmental Authority.

“Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement (or claims or contingencies that have not yet become liabilities) of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown, or whether due or to become due, including any fines, penalties, judgments, awards or settlements respecting any judicial, administrative or arbitration proceedings or other actions or any damages, losses, claims or demands with respect to any Law.

Annex I

“Liens” shall mean any lien, pledge, encumbrance, mortgage, security interest, option, restriction, reversionary interest, right of first refusal, voting trust arrangement, preemptive rights or any other adverse claim or right.

“Long-Term Supply Agreement Amendment” shall mean an amendment to the Agreement on LCD Glass Pricing, effective as of January 1, 2014, by and among SDC, Corning Hungary and Corning, relating to the supply and pricing of LCD glass by SCP to SDC for use by SDC in liquid crystal displays.

“Losses” shall have the meaning given to it in Section 9.2(a).

“Minority Purchase” shall have the meaning given to it in the recitals.

“Minority Shares” shall have the meaning given to it in the recitals.

“Minority Shareholders” shall have the meaning given to it in the recitals.

“New Corsam” shall have the meaning given to it in the recitals.

“New Subscription Amount” shall have the meaning given to it in Section 1.3.

“New SCP Subscription Shares” shall have the meaning given to it in Section 1.3.

“New SCP Subscription Transaction” shall have the meaning given to it in Section 1.3.

“Net NOA Proceeds” shall have the meaning given to it in Section 1.6(b).

“NOA Assets” shall have the meaning given to it in Section 1.6(a).

“NOA Indebtedness” shall mean any portion of Indebtedness or accounts payable incurred solely for the acquisition, construction or modification of the applicable NOA Asset which remain on the balance sheet of SCP as of the applicable NOA Transfer, provided, however, that no such Indebtedness or accounts payable shall include items and amounts, which are reflected in the Year-End Working Capital Statement and included in the calculation for the working capital adjustment pursuant to Section 4.1 or any Indebtedness already reflected in and deducted from the 2014 Dividend Base.

“NOA Payment” shall have the meaning given to it in Section 1.6(e).

“NOA Tax Amount” shall mean amount of corporate tax liability (positive or negative) attributable to the gains or losses of SCP resulting from the applicable NOA Transfer (statutory corporate tax rate of 24.2% to be applied to such gain or loss).

“NOA Transfers” shall have the meaning given to it in Section 1.6(a).

“Non-Competition Restricted Period” shall have the meaning given to it in Section 5.9(a).

“Non-Solicit Targets” shall have the meaning given to it in Schedule 5.9(a).

Annex I

“Non-Solicitation Restricted Period” shall have the meaning given to it in Schedule 5.9(a).

“Notice” shall have the meaning given to it in Section 9.3(a).

“Notice of Commercial Adjustment Disagreement” shall have the meaning given to it in Section 10.7.

“Notice of Cost Disagreement” shall have the meaning given to it in Section 5.1(b).

“Notice of Projection Adjustment Disagreement” shall have the meaning given to it in Section 10.7.

“Notice of Working Capital Disagreement” shall have the meaning given to it in Section 4.1(a).

“Parties” shall have the meaning given to it in the first paragraph.

“Party” shall have the meaning given to it in the first paragraph.

“Paying Party” shall have the meaning given to it in Section 9.7(d).

“Person” shall mean an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization, Governmental Authority or any other entity.

“Precious Metal” shall mean the alloy of platinum, rhodium and other metal used in the melting furnaces (tanks) of SCP.

“Proceedings” shall mean governmental, judicial or adversarial proceedings (public or private), litigation, suits, arbitration, disputes, claims, causes of action or investigations.

“Pre-Year-End Period” shall mean any taxable period (or portion thereof) of SCP or its Subsidiaries ending on or before December 31, 2013.

“Projection Adjustment Input Items” shall have the meaning given to it in Annex 5-C.

“Projection Adjustment Model” shall mean the Projection Adjustment Model described in Section 10.5 and attached hereto as Annex 5-A.

“Property Taxes” shall mean real, personal and intangible ad valorem property Taxes.

“Purchase and Subscription Agreement” shall have the meaning given to it in the recitals.

“PV Business” shall have the meaning given to it in Section 5.1.

“PV Entity” shall mean Samsung Corning Precision Materials (Malaysia).

Annex I

“Receiving Party” shall have the meaning given to it in Section 9.7(d).

“Representative” shall mean, with respect to any Person, any director, officer, employee, member, partner, stockholder, agent, attorney, accountant, advisor, agent, consultant or other representative of such Person.

“Repurchase Agreement” shall have the meaning given to it in the recitals.

“Repurchase Price” shall mean the sum of (i) one billion nine hundred million U.S. Dollars (US$1,900,000,000), plus (ii) 42.54% of the iMarket Value.

“Restraint” shall have the meaning given to it in Section 7.1(a).

“Restricted Business” shall have the meaning given to it in Section 5.9(a).

“Samsung Names and Marks” shall have the meaning given to it in Section 5.10.

“SCG” shall have the meaning given to it in the first paragraph.

“SCG Joinder Agreement” shall mean the SCG Joinder Agreement, in substantially the same form attached hereto as Annex 6.

“SCP” shall have the meaning given to it in the first paragraph.

“SCP Joinder Agreement” shall mean the SCP Joinder Agreement, in substantially the same form attached hereto as Annex 7.

“SCP Lending Transaction” shall have the meaning given to it in Section 5.11.

“SCP Loan” shall have the meaning given to it in Section 5.11.

“SCP Shares” shall have the meaning given to it in the recitals.

“SDC” shall have the meaning given to it in the first paragraph.

“SDC Cap Deficiency Adjustment Amount” shall mean the following: upon the final determination of the Total Projection Adjustment Amount, if there is an upward adjustment to the Indemnity Cap, and if the total amount of indemnification liabilities under Section 9.2(a)(i) for breach of representations and warranties under Section 6.2(e) or Section 6.2(g) and under Section 9.2(a)(ii), as finally determined, has already exceeded the pre-adjustment Indemnity Cap of US$100,000,000 and hence the actual payment for such liabilities made by SDC was limited at US$100,000,000 (such total accumulated amount, the “SDC Reserved Indemnity Amount”), (i) if the post-adjustment Indemnity Cap is greater than the SDC Reserved Indemnity Amount, the excess of the SDC Reserved Indemnity Amount over US$100,000,000, and (ii) if the post-adjustment Indemnity Cap is equal to or less than the SDC Reserved Indemnity Amount, the excess of the post-adjustment Indemnity Cap over US$100,000,000.

“SDC Cap Excess Adjustment Amount” shall mean the following: upon the final determination of the Total Projection Adjustment Amount, if there is a downward adjustment to

Annex I

the Indemnity Cap, to the extent the total amount of indemnification liabilities under Section 9.2(a)(i) for breach of representations and warranties under Section 6.2(e) or Section 6.2(g) and under Section 9.2(a)(ii), as finally determined and actually paid out by SDC by then (the “SDC Paid-out Indemnity Amount”), exceeds the post-adjustment Indemnity Cap, the excess of the SDC Paid-out Indemnity Amount over such adjusted Indemnity Cap.

“SDC Commercial Projection Representation” shall mean those representations and warranties given by SDC under Section 6.2(h).

“SDC Commercial Projection Representation Indemnity” shall have the meaning given to it in Section 10.1.

“SDC Employees” shall have the meaning given to it in Schedule 5.2.

“SDC Indemnified Parties” shall have the meaning given to it in Section 9.2(b).

“SDC Indemnified Party” shall have the meaning given to it in Section 9.2(b).

“SDC Paid-out Indemnity Amount” shall have the meaning given to it in the definition of SDC Cap Excess Adjustment Amount.

“SDC Reserved Indemnity Amount” shall have the meaning given to it in the definition of SDC Cap Deficiency Adjustment Amount.

“SEC” shall have the meaning given to it in the recitals.

“Securities Act” shall have the meaning given to it in Section 6.2(f).

“Semi-cash Items” shall mean Cash and Semi-cash Items less Cash.

“Services Agreement” shall have the meaning given to it in Section 2.3.

“Shareholder Agreement” shall have the meaning given to it in the recitals.

“Standstill Agreement” shall have the meaning given to it in the recitals.

“Subject CPS Shares” shall have the meaning given to it in Section 1.5.

“Subject Employees” shall have the meaning given to it in Schedule 5.2.

“Subject SCP Shares” shall have the meaning given to it in the recitals.

“Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or managing member or (ii) more than 50% of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization that are, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries; provided, however, that for purposes of this definition, none of SCP or its Subsidiaries shall be deemed to be a Subsidiary of SDC or its Subsidiaries or Corning or its Subsidiaries.

Annex I

“Tax Proceeding” shall have the meaning given to it in Section 9.7(a).

“Tax Return” shall mean any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing supplied or required to be supplied to any Governmental Authority with respect to Taxes, including attachments thereto and amendments thereof.

“Taxes” shall mean any and all taxes, charges, fees, levies, tariffs, duties, Liabilities, impositions or other assessments in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including, without limitation, net income, gross receipts, profits, excise, windfall or excess profits, alternative, real or personal property, environmental, sales, use, value-added, ad valorem, withholding, social security (or similar), retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp, transfer and recording taxes.

“Taxing Authority” shall mean any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Third Party Claim” shall have the meaning given to it in Section 9.4(a).

“Threshold Amount” shall have the meaning set forth in Section 9.5(c).

“Total Projection Adjustment Amount” shall have the meaning given to it in Section 10.6.

“Transaction Documents” shall mean, collectively, this Agreement and the Ancillary Agreements.

“Transfer Taxes” shall have the meaning given to it in Section 9.7(c).

“Tribunal” shall have the meaning given to it in Section 11.10(b).

“U.S. Dollar” or “US$” shall mean the U.S. Dollar, the currency of the United States of America.

“Volume Price Adjustment Amount” shall have the meaning given to it in Section 10.3 and Annex 5-C.

“Volume Price Indemnity” shall have the meaning given to it in Section 10.3.

“Withholding Decision” shall have the meaning given to it in Section 9.7(d).

“Withholding Tax Claim” shall have the meaning given to it in Section 9.7(e).

“Year-End Net Working Capital” shall mean, as of December 31, 2013, the sum of SCP’s account receivables and inventories less account payables, such amounts to be the amounts under

Annex I

the accounts classified as “Account Receivables”, “Inventories”, and “Account Payables”, respectively, under the “List of Specific COA (Chart of Account) of SCP” set forth in Annex 4-A, each on a standalone basis and determined in accordance with Korean IFRS, as further illustrated on Annex 4-B.

In case the “Target Business” (as described in Schedule 2) is transferred out of SCP prior to December 31, 2013, “Account Receivables”, “Inventories”, and “Account Payables” attributable to such Target Business shall be included in calculating the Year-End Net Working Capital to facilitate comparison of net working capital before and after the transaction.

“Year-End Working Capital Statement” shall have the meaning given to it in Section 4.1(a).

“2013 Balance Sheet” shall have the meaning given to it in Section 5.15.

“2013 Dividend” shall have the meaning given to it in Section 1.4(a).

“2013 Dividend Base” shall mean six hundred fifty-four million U.S. Dollars (US$654,000,000).

“2013 Dividend Distribution Date” shall have the meaning given to it in Section 1.4(a).

“2014 Dividend” shall have the meaning given to it in Section 3.1(a).

“2014 Dividend Base” shall mean all Cash and Semi-cash Items, less all Indebtedness, of SCP as of December 31, 2013, as may be adjusted by the 2014 Dividend Base Adjustment, less an amount equal to the New Subscription Amount, and less the amounts received by SCP as a result of the SCP Lending Transaction; provided that, for the avoidance of doubt, to prevent double-counting, the 2014 Dividend Base shall exclude amounts under any accounts included in the calculation of the Year-End Net Working Capital.

“2014 Dividend Base Adjustment” shall mean the adjustments to the 2014 Dividend Base pursuant to the 2014 Dividend Base NOA Adjustment and the 2014 Dividend Base Working Capital Adjustment.

“2014 Dividend Base NOA Adjustment” shall have the meaning given to it in Section 1.6(d).

“2014 Dividend Base Working Capital Adjustment” shall mean the meaning given to it in Section 4.1(f).

“2014 Dividend Cut-off Date” shall have the meaning given to it in Section 3.1(b).

Annex I

ANNEX 4: FORM OF CORNING

CERTIFICATE OF AMENDMENT

New York State Department of State

Division of Corporations, State Records and Uniform Commercial Code

One Commerce Plaza, 99 Washington Avenue

Albany, NY 12231

www.dos.state.ny.us

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

CORNING INCORPORATED

Under Section 805 of the Business Corporation Law

We, the undersigned, [—] and [—], being, respectively, the [—] and [—] of Corning Incorporated, a corporation organized under the laws of the State of New York (the “Corporation”), hereby certify:

FIRST: The name of the Corporation is Corning Incorporated. The Corporation was formed under the name Corning Glass Works.

SECOND: The Certificate of Incorporation of the Corporation (being the Preliminary Certificate of Consolidation Forming the Corporation) was filed in the Office of the Secretary of State of the State of New York on December 24, 1936 (such certificate of incorporation, as amended and restated and in effect thereafter, the “Certificate of Incorporation”).

THIRD: The Certificate of Incorporation is hereby amended pursuant to Sections 502(c), 502(d) and 805 of the Business Corporation Law by the addition of the following provisions, stating the number, designation, relative rights, preferences and limitations of a series of preferred stock being designated as “Fixed Rate Cumulative Convertible Preferred Stock, Series A”, par value $100 per share, as fixed by the Board of Directors of the Corporation before the issuance of such shares, such provisions so added to be designated as paragraph 4(h) of the Certificate of Incorporation and to read as follows:

4(h) Fixed Rate Cumulative Convertible Preferred Stock, Series A

(1) Designation and Amount. The shares of this series of preferred stock shall be designated as “Fixed Rate Cumulative Convertible Preferred Stock, Series A” (the “Series A Preferred Stock”) and the number of authorized shares constituting such series shall be 3,100 with a par value of $100 per share.

(2) Ranking.

(a) The Series A Preferred Stock shall rank, as to payment of dividends and distribution of assets upon any Liquidation Event, senior to the Common Stock and any other classes or series of equity securities of the Corporation, unless the terms of such securities expressly provide that such securities rank on parity with the Series A Preferred Stock.

(b) The Corporation will not amend any of the provisions of the Corporation’s Certificate of Incorporation, as amended and restated, so as to affect adversely the powers, preferences, privileges or rights of the Holders of the Series A Preferred Stock; provided, however, that the amendment of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, (i) any class or series of stock that does not rank senior to the Series A Preferred Stock in either the payment of dividends or in the distribution of assets in the case of a Liquidation Event or (ii) any securities (other than capital stock of the Corporation) convertible into any class or series of stock that does not rank senior to the Series A Preferred Stock in either the payment of dividends or in the distribution of assets in the case of a Liquidation Event shall not be deemed to affect adversely the voting powers, preferences, privileges or rights of the Holders of the Series A Preferred Stock.

(c) The Corporation will not (i) issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any stock of any class ranking senior to the Series A Preferred Stock as to dividends or distribution of assets upon any Liquidation Event (for the avoidance of doubt, including a Valuation Redemption Event which is deemed a Liquidation Event pursuant to paragraph 4(h)(10)); or (ii) reclassify any of the Corporation’s authorized stock into any stock of any class, or any obligation or security convertible into or evidencing a right to purchase such stock, ranking senior to the Series A Preferred Stock as to dividends or distribution of assets upon any Liquidation Event (for the avoidance of doubt, including a Valuation Redemption Event which is deemed a Liquidation Event pursuant to paragraph 4(h)(10)).

(d) Without the consent of the Holders of the Series A Preferred Stock, so long as such action does not adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series A Preferred Stock: (i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this paragraph 4(h) that may be defective or inconsistent; or (ii) to make any provision with respect to matters or questions arising with respect to the Series A Preferred Stock that is not inconsistent with the provisions of this paragraph 4(h).

(3) Dividends.

(a) The holders of record of shares of Series A Preferred Stock as of the Close of Business on the last Business Day of December, March, June and September in each year, in preference to the holders of shares of any class or series of stock of the Corporation ranking junior to the Series A Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fifteenth (15th) of January, April, July and October in each year (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, at the annual rate of 4.25% on the per share Issue Price. If any Dividend Payment Date is not a Business Day, then the payment will be made on the next Business Day without any adjustment to the amount of dividends paid.

(b) The amount of dividends payable on each share of Series A Preferred Stock for each full quarterly period will be computed by dividing the annual dividend by four (4). The amount of dividends payable for any other period that is shorter or longer than a full quarterly Dividend Period will be computed on the basis of a three hundred sixty (360)-day year consisting of twelve (12) thirty (30)-day months.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the date of issue of such shares of Series A Preferred Stock. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(d) So long as any share of Series A Preferred Stock remains outstanding, no dividends shall be declared or paid or set apart for payment on the shares of any Junior Stock for any Dividend Period unless full cumulative dividends have been or contemporaneously are declared and paid on the Series A Preferred Stock through the most recent Dividend Payment Date. If full cumulative dividends have not been paid on shares of the Series A Preferred Stock, all dividends declared on shares of the Series A Preferred Stock shall be paid pro rata to the holders of outstanding shares of the Series A Preferred Stock. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise), as may be determined by the Board of Directors or a duly authorized committee thereof, may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series A Preferred Stock shall not be entitled to participate in any such dividend.

(e) Unless all accrued and unpaid dividends on the Series A Preferred Stock for all prior Dividend Periods have been paid, the Corporation may not redeem, purchase or otherwise acquire any Junior Stock or any of the Corporation’s capital stock that ranks pari passu with the Series A Preferred Stock as to payment of dividends or the distribution of assets upon any Liquidation Event.

(f) The limitations in paragraph 4(h)(3)(d) or paragraph 4(h)(3)(e) shall not apply to: (i) redemptions, purchases or other acquisitions of Junior Stock in connection with any benefit plan or other similar arrangement with and solely for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan; (ii) conversion into or exchanges for other Junior Stock and cash solely in lieu of fractional shares of the Junior Stock; (iii) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, shares or other property under any shareholder rights plan, or the redemption or repurchase of rights pursuant to any shareholders rights plan; or (iv) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or other Junior Stock of the Corporation.

(4) Voting Rights. Except as otherwise required by law or as expressly set forth herein, Holders of the Series A Preferred Stock are not entitled to any voting rights and their consent shall not be required for the taking of any corporate action.

(5) Liquidation, Dissolution or Winding-Up.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or a Valuation Redemption Event, to the extent the Corporation does not or is not able to pay the Redemption Price in full pursuant to paragraph 4(h)(10) (“Liquidation Event”), the Holders of the Series A Preferred Stock at the time outstanding will be entitled to receive for each share of Series A Preferred Stock, out of the net assets of the Corporation available for distribution to shareholders (subject to the rights of the holders of any stock of the Corporation then outstanding ranking pari passu with the Series A Preferred Stock in respect of distributions upon any Liquidation Event and before any amount shall be paid or distributed with respect to holders of any stock of the Corporation then outstanding ranking junior to the Series A Preferred Stock in respect of distributions upon any Liquidation Event), a liquidating distribution in an amount equal to the greater of (i) the amount equal to the sum of (A) the Issue Price and (B) the amount of any accrued and unpaid dividends on such share of Series A Preferred Stock through the date of such liquidating distribution or (ii) the amount such Holder would have received had such share of Series A Preferred Stock been fully converted into shares of Common Stock immediately prior to such liquidation and such Holder was entitled to participate in the liquidation of the Corporation as a holder of Common Stock. After the payment to the Holders of the Series A Preferred Stock of the full amounts provided in this paragraph 4(h)(5)(a), the Holders of the Series A Preferred Stock will have no right or claim to any of the Corporation’s remaining assets.

(b) For the purpose of this paragraph 4(h)(5), none of the following shall be deemed a voluntary or involuntary Liquidation Event:

(i) the sale of all or substantially all of the Corporation’s assets, properties or businesses (other than a Valuation Redemption Event, to the extent the Corporation does not or is not able to pay the Redemption Price in full pursuant to paragraph 4(h)(10));

(ii) the merger or consolidation of the Corporation into or with any other corporation or other entity (irrespective of which entity survives) (other than a Valuation Redemption Event, to the extent the Corporation does not or is not able to pay the Redemption Price in full pursuant to paragraph 4(h)(10)); or

(iii) the merger or consolidation of any other corporation or other entity into or with the Corporation (irrespective of which entity survives) (other than a Valuation Redemption Event, to the extent the Corporation does not or is not able to pay the Redemption Price in full pursuant to paragraph 4(h)(10)).

(c) If, upon any voluntary or involuntary Liquidation Event, the amounts payable with respect to the Series A Preferred Stock then outstanding are not paid in full as provided in paragraph 4(h)(5)(a), no distribution shall be made on account of any stock ranking pari passu with the Series A Preferred Stock as to the distribution of assets upon a Liquidation Event unless a pro rata distribution is made on the Series A Preferred Stock. The Holders of the Series A Preferred Stock then outstanding and the holders of any stock of the Corporation ranking pari passu with the Series A Preferred Stock then outstanding shall share ratably in any distribution of assets upon such Liquidation Event. The amount allocable to each series of stock ranking pari passu as to distribution of assets upon any Liquidation Event then outstanding will be based on the proportion of their full respective liquidation preference (for the avoidance of doubt, the liquidation preference for each share of Series A Preferred Stock shall be calculated as set forth in paragraph 4(h)(5)(a)) to the aggregate liquidation preference of the outstanding shares of each such series. After the payment to the Holders of the Series A Preferred Stock and all other series of stock ranking pari passu as to distribution of assets upon any Liquidation Event of the full amounts provided in this paragraph 4(h)(5)(c), the Holders of the Series A Preferred Stock and the holders of all other series of stock ranking pari passu as to distribution of assets upon any Liquidation Event will have no right or claim to any of the Corporation’s remaining assets.

(d) Written notice of any voluntary or involuntary Liquidation Event, stating the payment date or dates when, and the place or places where, the amounts distributable to Holders of the Series A Preferred Stock in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, mailed not less than twenty (20) calendar days prior to any payment date stated therein, to each Holder of the Series A Preferred Stock, at the address shown on the books of the Corporation or the Transfer Agent; provided, however, that a failure to give notice as provided above, or any defect therein, shall not affect the Corporation’s ability to consummate a voluntary or involuntary Liquidation Event.

(6) Conversion at the Option of the Holder.

(a) Following the seventh (7th) anniversary of the date of the completion of the Closing (as defined in the Framework Agreement), shares of the Series A Preferred Stock are convertible, in whole or in part, at the option of each Holder of Series A Preferred Stock, into shares of Common Stock at the rate of fifty thousand (50,000) shares of Common Stock per one (1) share of Series A Preferred Stock, subject to adjustments as set forth under paragraph 4(h)(13) (the “Conversion Rate”).

(b) Notwithstanding anything to the contrary set forth in this Certificate of Incorporation, in the event a Holder of shares of the Series A Preferred Stock elects to convert any shares of Series A Preferred Stock and if such Holder, together with its Affiliates, exceeds the Ownership Cap or following any such conversion would exceed the Ownership Cap (any such shares of Common Stock in excess of the Ownership Cap, the “Optional Excess Shares”), the Corporation shall have the right, exercisable in its sole discretion, to elect (i) not to cause the conversion of such Optional Excess Shares or (ii) to convert such Optional Excess Shares and deliver such Optional Excess Shares to the Holder in which event the Holder shall use reasonable best efforts to sell such Optional Excess Shares in the open market as promptly as practicable and in any event within three (3) months of such delivery. For the avoidance of doubt, the Corporation shall not pay any cash to a Holder in respect of such conversion or otherwise settle any such conversion in cash, other than the right of the Holder to receive payment in lieu of any fraction of a share in exchange therefor.

(7) Conversion at the Option of the Corporation. On or after the date of the completion of the Closing (as defined in the Framework Agreement), the Corporation shall have the right, at its option, to cause some or all of the shares of Series A Preferred Stock to be converted into shares of Common Stock at the Conversion Rate if, for twenty-five (25) Trading Days (whether or not consecutive) within any period of forty (40) consecutive Trading Days ending on the Trading Day preceding the date the Corporation delivers a Corporation Conversion Notice, the Closing Price of the Common Stock exceeds $35.00 per share (subject to ratable adjustment for reverse and forward stock splits and stock combinations (and similar transactions) of the Common Stock that occur after [closing date], 2014) (the “Corporation Conversion Right”); provided, however, that if the Corporation Conversion Right becomes exercisable before the seventh (7th) anniversary of the date of the completion of the Closing (as defined in the Framework Agreement), the Corporation shall obtain the written approval of the Holders of a majority of the shares of the Series A Preferred Stock prior to exercising such right (which approval may be withheld by each Holder in its sole and absolute discretion). Notwithstanding anything to the contrary set forth in this Certificate of Incorporation, in the event the Corporation exercises the Corporation Conversion Right and at such time a Holder, together with its Affiliates, exceeds the Ownership Cap or following any such conversion would exceed the Ownership Cap (any such shares of Common Stock in excess of the Ownership Cap, the “Mandatory Excess Shares”), the Corporation shall have the right, exercisable in its sole discretion, to elect (i) not to cause the conversion of such Mandatory Excess Shares or (ii) to convert such Mandatory Excess Shares and deliver such Mandatory Excess Shares to the Holder in which event the Holder shall use reasonable best efforts to sell such Mandatory Excess Shares in the open market as promptly as practicable and in any event within three (3) months of such delivery. For the avoidance of doubt, the Corporation shall not pay any cash to a Holder in respect of such conversion or otherwise settle any such conversion in cash, other than the right of the Holder to receive payment in lieu of any fraction of a share in exchange therefor.

(8) Change of Control Conversion Rights. Upon the earlier of the Board of Directors’ approval or recommendation to the Corporation’s shareholders of a Change of Control, the consummation of a Change of Control or the execution of a binding agreement therefor by the Corporation, a Holder of the outstanding shares of Series A Preferred Stock shall have the right, at its option, to cause some or all of the shares of Series A Preferred Stock held by such Holder to be converted into shares of Common Stock at the Conversion Rate. Upon the earlier of the Board of Directors’ approval or recommendation to the Corporation’s shareholders of a Change of Control, the consummation of a Change of Control or the execution of a binding agreement therefor by the Corporation, in each case if the consideration offered for each share of Common Stock in such transaction exceeds a value of $35.00 per share (subject to ratable adjustment for reverse and forward stock splits and stock combinations (and similar transactions) of the Common Stock that occur after [closing date], 2014), then the Corporation shall have the right, at its option, to cause some or all of the shares of Series A Preferred Stock to be converted into shares of Common Stock at the Conversion Rate.

(9) Conversion Procedures.

(a) For the Holders. To exercise the conversion rights described in paragraph 4(h)(6) and paragraph 4(h)(8), a Holder of Series A Preferred Stock must do each of the following to convert:

(i) deliver a written notice to the Corporation at its principal office or, if so advised by the Corporation, at the office of the agency that may be maintained for such purpose (a “Transfer Agent”) specifying the number (in whole shares) of shares of Series A Preferred Stock to be converted, the name(s) in which such Holder wished the certificate(s) for shares of Common Stock to be issued, and the total number of shares of Common Stock Beneficially Owned by such Holder, together with its Affiliates as of the date of such notice; and

(ii) surrender the certificates for such shares of Series A Preferred Stock to the Corporation or the Transfer Agent, as applicable, accompanied, if so required by the Corporation or the Transfer Agent, by a written instrument(s) of transfer in form reasonably satisfactory to the Corporation or the Transfer Agent duly executed by the Holder or its attorney duly authorized in writing; and

(iii) pay any stock transfer, documentary, stamp or similar taxes payable in respect of the conversion that are not payable by the Corporation pursuant to paragraph 4(h)(9)(e).

The date on which a Holder complied with the procedures in this paragraph 4(h)(9)(a) shall be the “Holder Conversion Date.” Immediately upon conversion, the rights of the Holders of Series A Preferred Stock shall cease and the Persons entitled to receive the shares of Common Stock, upon the conversion of such shares of Series A Preferred Stock, shall be treated for all purposes as having become beneficial owners of such shares of Common Stock.

(b) For the Corporation. To exercise the conversion rights described in paragraph 4(h)(7) and 4(h)(8), the Corporation shall provide written notice of such conversion to a Holder (such notice, a “Corporation Conversion Notice”). The Conversion Date shall be a date selected by the Corporation (the “Corporation Conversion Date”) and shall be no more than twenty (20) days after the date on which the Corporation provides such Corporation Conversion Notice. In addition to any information required by applicable law or regulation, the Corporation Conversion Notice shall state, as appropriate:

(i) the Corporation Conversion Date;

(ii) the total number of shares of Series A Preferred Stock to be converted; and

(iii) the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock and, if fewer than all the shares of a Holder are to be converted, the number of shares of such Holder to be converted.

(c) Conversion. Conversion of shares of Series A Preferred Stock into shares of Common Stock will occur immediately prior to the Close of Business on the Corporation Conversion Date or on the Holder Conversion Date, as applicable.

(d) Effect of Conversion. All shares of Series A Preferred Stock converted as provided in this paragraph 4(h)(9) shall no longer be deemed outstanding as of the Corporation Conversion Date or the Holder Conversion Date, as applicable, and all rights with respect to such shares shall immediately cease and terminate as of such time (including, without limitation, any right of redemption pursuant to paragraph 4(h)(10)), other than the right of the Holder to receive shares of Common Stock and payment in lieu of any fraction of a share in exchange therefor and the right of the Holder to receive any accrued but unpaid dividends. For the avoidance of doubt, a Holder of shares of Series A Preferred Stock prior to the Close of Business on the applicable conversion date shall not have any rights with respect to the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock, including voting rights, transfer or other disposition rights or rights to receive any dividends or other distributions with respect to such shares of Common Stock and such shares of Common Stock shall not be deemed to be outstanding for any purpose.

(e) Payment of Taxes. The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes (excluding, for the avoidance of doubt, any taxes measured in whole or in part by reference to income or gain) imposed under the laws of the United States or any state thereof and payable in respect of the issuance or delivery of shares of Common Stock on the conversion of shares of Series A Preferred Stock pursuant to paragraph 4(h)(6), paragraph 4(h)(7) or paragraph 4(h)(8); provided, however, that the Corporation shall not be required to pay any such tax which may be payable in respect of any registration or transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the registered Holder of Series A Preferred Stock converted or to be converted, and no such issuance or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(10) Redemption of the Series A Preferred Stock. The shares of the Series A Preferred Stock shall be redeemable by the Corporation in accordance with this paragraph 4(h)(10).

(a) Redemption at the Holder’s Option. In the event that the Board of Directors approves and recommends to the Corporation’s shareholders a Change of Control in which the aggregate consideration being paid for all of the Corporation’s Capital Stock and assets implies a valuation of less than $6,000,000,000 for all of the Corporation’s Capital Stock (in the event of an acquisition of the Corporation’s Capital Stock) or $6,000,000,000 for all of the net assets of the Corporation (in the event of an acquisition of the Corporation’s assets) (the “Valuation Redemption Event”) and such Valuation Redemption Event is consummated, each Holder of Series A Preferred Stock will have the right, subject to complying with the procedures set forth herein, to require the Corporation to redeem some or all of the Series A Preferred Stock held by it for an amount equal to the Issue Price (the “Redemption Price”) per share of Series A Preferred Stock. In the event of a Valuation Redemption Event in respect of which any such Holder elects to require the Corporation to make such redemption, the date that such redemption becomes effective shall be the date of closing of such Valuation Redemption Event (the “Redemption Date”).

(b) Valuation Redemption Event Notice. Notice of a Valuation Redemption Event shall be mailed by first-class mail to the Holders of record of Series A Preferred Stock at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall commence within five (5) Business Days after a Valuation Redemption Event shall have been announced to the public by the Corporation (provided that, if depositary shares representing Series A Preferred Stock are held in book-entry form through the DTC, the Corporation may give notice in any manner permitted by the DTC). Any notice mailed as provided in this paragraph 4(h)(10)(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. Each notice shall state (A) the events causing such Valuation Redemption Event and (B) the procedures that Holders must follow in order to exercise their redemption right.

(c) Conditions to All Redemptions.

(i) With respect to a redemption pursuant to paragraph 4(h)(10)(a), a Holder must send a written notice (by overnight courier, hand delivery or facsimile transmission), which notice shall state that such Holder is exercising such redemption right for all of the shares of Series A Preferred Stock Beneficially Owned by such Holder (a “Holder’s Redemption Notice”), to the Corporation at any time prior to the Close of Business on the fifteenth (15th) Business Day after the date such Holder shall have received the Corporation’s notice described in paragraph 4(h)(10)(b). Upon receipt by the Corporation of the Holder’s Redemption Notice, the Holder of the shares of the Series A Preferred Stock in respect of which such Holder’s Redemption Notice was given shall thereafter be entitled, subject to legally available funds and the consummation of the Valuation Redemption Event, to receive on the Redemption Date the Redemption Price with respect to each such share of the Series A Preferred Stock, subject to this paragraph 4(h)(10).

(ii) With respect to any redemption pursuant to this paragraph 4(h)(10), the delivery to the Corporation of the certificates evidencing such shares of the Series A Preferred Stock to be redeemed (together with all necessary endorsements) at the office of the Corporation or such other place as the Corporation may specify shall be a condition to the receipt by the Holder of the Redemption Price.

(iii) Any redemption by the Corporation contemplated pursuant to the provisions of this paragraph 4(h)(10) shall be consummated by the delivery of the consideration to be received by the Holder whose shares of Series A Preferred Stock are to be redeemed promptly following the later of the Redemption Date and the time of delivery of the certificates evidencing such shares of the Series A Preferred Stock to the Corporation in accordance with this paragraph 4(h)(10).

(d) Other Mechanics. If the Holder’s Redemption Notice has been duly given, the Valuation Redemption Event has been consummated and the funds necessary for the redemption have been set aside by the Corporation for the benefit of the Holder of any shares of Series A Preferred Stock so called for redemption, separate and apart from its other assets, in trust, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors (the “Series A Depositary Company”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the Redemption Date (i) all shares so called for redemption shall cease to be outstanding, (ii) all declared but unpaid dividends with respect to such shares shall cease to accrue, and (iii) all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Series A Depositary Company at any time after the Redemption Date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Series A Depositary Company any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three (3) years from the Redemption Date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the Record Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

(e) If the Corporation does not or is not able to pay the Redemption Price in full pursuant to this paragraph 4(h)(10), then the applicable Valuation Redemption Event shall be deemed a Liquidation Event for purposes of paragraph 4(h)(5).

(11) Reservation of Common Stock.

(a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Series A Preferred Stock as herein provided, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding.

(b) Notwithstanding the foregoing clause (a), the Corporation shall be entitled to deliver upon conversion of shares of Series A Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances.

(c) All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.

(d) The Corporation shall prepare and shall use its best efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, and shall comply with all applicable requirements as to registration or qualification of the Common Stock (and all requirements to list the Common Stock issuable upon conversion of Series A Preferred Stock that are at the time applicable), to enable the Corporation lawfully to issue and deliver to each Record Holder of Series A Preferred Stock such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series A Preferred Stock then outstanding and convertible into shares of Common Stock.

(12) Fractional Shares.

(a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series A Preferred Stock.

(b) In lieu of any fractional share otherwise issuable in respect of a conversion pursuant to paragraph 4(h)(6), paragraph 4(h)(7) or paragraph 4(h)(8), the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second (2nd) Trading Day immediately preceding such a conversion.

(c) If more than one (1) share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

(13) Anti-Dilution Adjustments to the Conversion Rate.

(a) The formula for determining the Conversion Rate as set forth in paragraph 4(h)(6)(a), and the number of shares of Common Stock to be delivered upon any conversion of shares of Series A Preferred Stock pursuant to paragraph 4(h)(6), paragraph 4(h)(7) or paragraph 4(h)(8), shall be subject to the following adjustments. Each adjustment to the Conversion Rate will result in a corresponding adjustment to the number of shares of the Common Stock issuable upon conversion of the Series A Preferred Stock.

(i) Stock Dividends and Distributions. If the Corporation, at any time or from time to time while any of the Series A Preferred Stock is outstanding, issues shares of Common Stock as a dividend or distribution on shares of Common Stock, then the Conversion Rate shall be adjusted based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution;

CR'	=	the new Conversion Rate in effect immediately after the Close of Business on the Record Date for such dividend or distribution;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such dividend or distribution; and

OS'	=	the number of shares of Common Stock outstanding immediately after, and solely as a result of, such dividend or distribution.

Any adjustment made pursuant to this paragraph 4(h)(13)(a)(i) shall become effective immediately after the Record Date for such dividend or distribution. If any dividend or distribution that is the subject of this paragraph 4(h)(13)(a)(i) is declared but not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. For the avoidance of doubt, for purposes of this paragraph 4(h)(13)(a)(i), the number of shares of Common Stock outstanding at the Close of Business on the Record Date for such dividend or distribution shall not include shares of Common Stock held in treasury, if any.

(ii) Splits and Combinations of the Common Stock. If the Corporation shall, at any time or from time to time while any of the Series A Preferred Stock is outstanding, (x) split the then Common Stock outstanding into a greater number of shares of Common Stock or (y) combine the then Common Stock outstanding into a smaller number of shares of Common Stock, then the Conversion Rate shall be adjusted based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the effective date of such share split or combination;

CR'	=	the new Conversion Rate in effect immediately after the Close of Business on the effective date of such share split or combination;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the effective date of such share split or combination; and

OS'	=	the number of shares of Common Stock outstanding immediately after the Close of Business on the effective date of, and solely as a result of, such share split or combination.

(iii) Issuance of Stock Purchase Rights. If the Corporation shall, at any time or from time to time while any of the Series A Preferred Stock is outstanding, distribute to holders of all or substantially all of the Common Stock any rights or warrants (other than a distribution of rights issued pursuant to a shareholder rights plan, to the extent such rights are attached to shares of Common Stock (in which event the provisions of paragraph 4(h)(13)(a)(vi) shall apply) or a dividend reinvestment plan) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price of the Common Stock not being available on an equivalent basis to Holders of the shares of Series A Preferred Stock upon conversion, the Conversion Rate shall be adjusted based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR'	=	the new Conversion Rate in effect immediately after the Close of Business on the Record Date for such distribution;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such distribution;

X	=	the total number of shares of Common Stock issuable pursuant to such rights or warrants; and

Y	=	the number of shares of Common Stock equal to (x) the aggregate price payable to exercise such rights or warrants divided by (y) the Current Market Price of the Common Stock.

Any adjustment made pursuant to this paragraph 4(h)(13)(a)(iii) shall become effective immediately after the Record Date for such distribution. If such rights or warrants described in this paragraph 4(h)(13)(a)(iii) are not so distributed, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to distribute such rights or warrants, to the Conversion Rate that would then be in effect if such distribution had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the distribution of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate price payable to exercise such rights or warrants, there shall be taken into account any consideration received by the Corporation upon exercise of such rights and warrants and the value of such consideration (if other than cash, to be determined in good faith by the Board of Directors). For the avoidance of doubt, for purposes of this paragraph 4(h)(14)(a)(iii), the number of shares of Common Stock outstanding at the Close of Business on the Record Date for such distribution shall not include shares of Common Stock held in treasury, if any.

(iv) Asset Distribution.

(A) In case the Corporation shall, by dividend or otherwise, distribute, for no consideration, to all holders of its Common Stock a substantial portion of the Corporation’s assets (excluding any dividend or distribution referred to in paragraph 4(h)(13)(a)(i) or paragraph 4(h)(13)(a)(ii) hereof, any rights or warrants referred to in paragraph 4(h)(13)(a)(iii) hereof, and any dividend or distribution paid exclusively in cash and any dividend, shares of Capital Stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a Spin-Off referred to in paragraph 4(h)(13)(a)(iv)(B) below), the Conversion Rate shall be adjusted based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date fixed for the determination of stockholders entitled to receive such distribution;

CR'	=	the new Conversion Rate in effect immediately after the Close of Business on the Record Date fixed for the determination of stockholders entitled to receive such distribution;

SP0	=	the average of the Closing Prices of the Common Stock over the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the then fair market value (as determined in good faith by the Corporation’s Board of Directors) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock.

Any adjustment made pursuant to this paragraph 4(h)(13)(a)(iv)(A) shall become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.

In any case in which this paragraph 4(h)(13)(a)(iv)(A) is applicable, paragraph 4(h)(13)(a)(iv)(B) shall not be applicable.

(B) With respect to an adjustment pursuant to this paragraph 4(h)(13)(a)(iv) where there has been a payment of a dividend or other distribution, for no consideration, on the Common Stock consisting of all of the outstanding shares of capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Corporation (a “Spin-Off”), the Conversion Rate in effect immediately before the Close of Business on the tenth (10th) Trading Day immediately following, and including, the effective date of the Spin-Off shall be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date fixed for the determination of stockholders entitled to receive such distribution;

CR'	=	the new Conversion Rate in effect immediately after the Close of Business on the Record Date fixed for the determination of stockholders entitled to receive such distribution;

MP0	=	the average of the Closing Prices of the Common Stock over the ten (10) consecutive Trading Day period immediately following, and including, the effective date of the Spin-Off; and

FMV	=	the average of the Closing Prices of the capital stock or similar equity interest distributed to holders of Common Stock applicable to one (1) share of Common Stock over the ten (10) consecutive Trading Day period immediately following, and including, the effective date of the Spin-Off.

Any adjustment made pursuant to this paragraph 4(h)(13)(a)(iv)(B) shall become effective immediately after the Record Date for such distribution. If any dividend or distribution of the type described in this paragraph 4(h)(13)(a)(iv) is declared but not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. If an adjustment to the Conversion Rate is required under this paragraph 4(h)(13)(a)(iv), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this paragraph 4(h)(13)(a)(iv) shall be delayed to the extent necessary to complete the calculations provided for in this paragraph 4(h)(13)(a)(iv).

(v) Above-Market Self Tender and Exchange Offers. If the Corporation or any of its subsidiaries makes a payment of cash or other consideration in respect of a tender offer or exchange offer for all or any portion of the Common Stock subject to the tender offer rules, to the extent that the cash and value of the other consideration included in the payment per share of Common Stock validly tendered or exchanged exceeds by five percent (5%) or more the Current Market Price per share of the Common Stock as of the last time (the “Expiration Time”) tenders could have been made pursuant to such tender or exchange offer, then, immediately prior to the opening of business on the day after the date of the Expiration Time, the Conversion Rate shall be adjusted based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the date of the Expiration Time;

CR'	=	the new Conversion Rate in effect immediately after the Close of Business on the date of the Expiration Time;

AC	=	the aggregate value of all cash and any other consideration (as determined in good faith by the Board of Directors) paid or payable for share's purchased in such tender or exchange offers as described in clauses (1) and (2) of this paragraph 4(h)(13)(a)(v);

SP'	=	the average Closing Price of Common Stock over the ten consecutive Trading Days commencing on the Trading Day immediately after the date of the Expiration Time;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires; and

OS'	=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer).

If the Corporation or a Subsidiary of the Corporation is obligated to purchase shares of Common Stock pursuant to any such tender or exchange, but the Corporation or such Subsidiary is permanently prevented by applicable law from effecting any such purchases or all or any portion of such purchases are rescinded, then the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made or had only been made in respect of the purchases that had been effected.

(vi) Upon conversion of the Series A Preferred Stock, the Holders shall receive, in addition to any shares of Common Stock issuable upon such conversion, any associated rights issued under any shareholder rights agreement of the Corporation that provides that each share of Common Stock issued upon conversion of the Series A Preferred Stock at any time prior to the distribution of separate certificates representing such rights will be entitled to receive such rights unless, prior to conversion, the rights have separated from the Common Stock, expired, terminated or been redeemed or exchanged in accordance with such rights plan, and no adjustment shall be made to the Conversion Rate pursuant to paragraph 4(h)(13)(a)(iii). If, prior to any conversion, the rights have separated from the Common Stock, the Conversion Rate shall be adjusted at the time of separation as if the Corporation distributed to all holders of Common Stock, shares of Capital Stock, evidences of indebtedness, assets, property or rights or warrants as described in paragraph 4(h)(13)(a)(iii), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(vii) No adjustment to the Conversion Rate shall be made if the Holder(s) may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series A Preferred Stock, without having to convert the Series A Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series A Preferred Stock may then be converted.

(b) Cash Distributions. In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock cash, the formula for determining the Conversion Rate as set forth in paragraph 4(h)(6)(a) shall not be affected.

(c) Adjustment for Tax Reasons. The Corporation may make such increases to the Conversion Rate, in addition to any other increases required by this paragraph 4(h)(13), if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as such for income tax purposes or for any other reasons.

(d) Rounding of Calculations; Minimum Adjustments. All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share (or, if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share) of Common Stock. No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent of the Conversion Rate; provided, that any adjustments that by reason of this paragraph 4(h)(13)(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(e) Notice of Adjustment Event. Whenever the Conversion Rate is to be adjusted in accordance with paragraph 4(h)(13)(a), the Corporation shall: (i) compute the Conversion Rate in accordance with paragraph 4(h)(13)(a) and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth the Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; (ii) as soon as practicable following the occurrence of an event that requires or permits an adjustment to the Conversion Rate pursuant to paragraph 4(h)(13)(a) (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide a written notice to the Holders of the Series A Preferred Stock of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Rate in accordance with paragraph 4(h)(13)(a), provide a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth the revised Conversion Rate.

(14) Replacement Stock Certificates.

(a) If physical certificates are issued, and any of the Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

(b) The Corporation is not required to issue any certificates representing the Series A Preferred Stock on or after a conversion at the option of the Holder pursuant to paragraph 4(h)(6) or paragraph 4(h)(8) or a conversion at the option of the Corporation pursuant to paragraph 4(h)(7) or paragraph 4(h)(8). In lieu of the delivery of a replacement certificate following such a conversion, the Transfer Agent, upon delivery of the evidence and indemnity described above, will deliver the shares of Common Stock issuable pursuant to the terms of the Series A Preferred Stock evidenced by the certificate.

(15) Transfer of Shares of Series A Preferred Stock. The shares of Series A Preferred Stock are restricted and a Holder of shares of Series A Preferred Stock may not assign or Transfer any of the shares of Series A Preferred Stock or the accompanying rights hereunder held by such Holder, except to (i) a Subsidiary or the immediate parent entity of the Holder of the Series A Preferred Stock or their respective Subsidiaries (an “Eligible Transferee”) in compliance with the Shareholder Agreement, dated as of October 22, 2013, between the Corporation and Samsung Display Co., Ltd.; provided, however, that in the event that any such Eligible Transferee ceases to be a Subsidiary or immediate parent entity of such Holder or their respective Subsidiaries, then such Person shall immediately Transfer the shares of Series A Preferred Stock held by it to an Eligible Transferee in accordance with such Shareholder Agreement and the prior Transfer to such Person shall be, to the fullest extent permitted by Law, null and void ab initio; or (ii) to another Person pursuant to any merger, tender or exchange offer to acquire Common Stock or recapitalization or Change of Control that, in each case, the Board of Directors has approved and/or recommended to the Corporation’s shareholders. Upon the issuance of Common Stock in accordance with paragraph 4(h)(6), paragraph 4(h)(7) or paragraph 4(h)(8), such shares of Common Stock shall remain restricted unless registered with the U.S. Securities and Exchange Commission or pursuant to an available exemption from registration. The restrictions contained in this paragraph 4(h)(15) shall apply to all of the Holder’s assignees, transferees, successors and assigns.

(16) Miscellaneous.

(a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Incorporation) with postage prepaid, addressed: (i) if to the Corporation, to its office at One Riverfront Plaza, Corning, New York 14831 (Attention: the Secretary) or to the Transfer Agent at its Corporate Trust Office, or other agent of the Corporation designated as permitted by this Certificate of Incorporation, or (ii) if to any Holder of the Series A Preferred Stock or holder of shares of Common Stock, as the case may be, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series A Preferred Stock or Common Stock, as the case may be), or (iii) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

(b) All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock (and on the shares of Common Stock received upon their conversion) shall be subject to withholding of tax to the extent required by applicable law, and any amounts so withheld, if any, shall be treated as having been received by the Holder. In the event the Corporation previously remitted withholding taxes to a governmental authority in respect of any payment or distribution (or deemed distribution) on a share of Series A Preferred Stock, the Corporation shall be entitled to offset any such withholding taxes against any amounts otherwise payable in respect of such share of Series A Preferred Stock (or on the shares of Common Stock received upon its conversion) or any shares of Common Stock otherwise required to be issued upon the conversion of such share of Series A Preferred Stock.

(c) The Corporation may appoint, and from time to time discharge and appoint, a Transfer Agent for the Series A Preferred Stock. Upon any such discharge or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders of the Series A Preferred Stock.

(17) Definitions. Capitalized terms used in this Certificate of Incorporation shall have the following meanings:

“Affiliate(s)” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this Agreement, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Beneficially Own,” “Beneficially Owned” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes of this paragraph 4.(h) only (i) the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a Person shall be deemed to be the beneficial owner of a security if that Person has the right to acquire beneficial ownership of such security at any time and (ii) a Person shall be deemed to Beneficially Own any security that, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, is the subject of a derivative transaction entered into by such Person, or derivative security acquired by such Person, which gives such Person the economic equivalent of ownership of an amount of such securities due to the fact that the value of the derivative is explicitly determined by reference to the price or value of such securities; and, provided that, in determining any Person’s Beneficial Ownership of Common Stock, such Person shall be deemed to Beneficially Own the aggregate number of shares of Common Stock issuable upon conversion of all shares of the Series A Preferred Stock Beneficially Owned by such Person as of the determination date.

“Board of Directors” means the board of directors of the Corporation.

“Business Day” means any day other than a Saturday or Sunday or any other day on which banks in New York, New York, or Seoul, the Republic of Korea, are authorized or required by law or executive order to close.

“Capital Stock” means the Series A Preferred Stock, the Common Stock and any other securities or capital stock of the Corporation, whether authorized as of or after the date hereof.

“Certificate of Incorporation” means the Restated Certificate of Incorporation of the Corporation, as amended.

“Change of Control” means (a) the consummation of any transaction or series of transactions which results in a single Person or Group of Persons owning or controlling over fifty percent (50%) of the voting power of the Corporation’s Capital Stock effected by means of the sale of stock, merger, consolidation, issuance of shares, reorganization, share exchange or other form of transaction or agreement, other than any such transaction undertaken solely for the purpose of reincorporating the Corporation in a different jurisdiction, (b) the consummation of a merger or consolidation of the Company with any other Person, other than a merger or consolidation which would result in the holders of the voting securities of the Corporation outstanding immediately prior thereto continuing to hold at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or the voting securities of such surviving entity or its parent outstanding immediately after such merger or consolidation or (c) a sale, transfer or other disposition of all or substantially all of the Corporation’s assets to a single Person or a Group of Persons.

“Close of Business” means 5:00 p.m., New York City time.

“Closing Price” means, as of any date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price of the

Common Stock on the New York Stock Exchange on that date. If the Common Stock is not then traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, as reported by the Nasdaq stock market, or, if no closing price for the Common Stock is so reported, the last quoted bid price for the Common Stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization or, if that bid price is not available, the market value of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

“Common Stock” as used in this Certificate of Incorporation means the Corporation’s common stock, par value $0.50 per share, as the same exists at the date of filing of a Certificate of Amendment to the Certificate of Incorporation of the Corporation relating to the Series A Preferred Stock, or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. However, shares of Common Stock issuable on conversion of shares of Series A Preferred Stock shall include only shares of the class designated as Common Stock of the Corporation at the date of the filing of this instrument with the State of New York or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary Liquidation Event and which are not subject to redemption by the Corporation; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all classes resulting from all such reclassifications.

“Conversion Rate” shall have the meaning set forth in paragraph 4(h)(6)(a).

“Convertible Securities” means any Capital Stock, evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock or other equity securities of the Corporation, but excluding Options.

“Corporate Trust Office” means the principal corporate trust office of the Transfer Agent at which, at any particular time, its corporate trust business shall be administered.

“Corporation” means Corning Incorporated, a corporation organized under the laws of the State of New York.

“Corporation Conversion Date” shall have the meaning set forth in paragraph 4(h)(9)(b).

“Corporation Conversion Notice” shall have the meaning set forth in paragraph 4(h)(9)(b).

“Corporation Conversion Right” shall have the meaning set forth in paragraph 4(h)(7).

“Current Market Price” per share of Common Stock on any date means the average of the daily Closing Prices for the ten (10) consecutive Trading Days preceding the earlier of the day preceding the date in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term “ex date,” when used with respect to any issuance or distribution, means the first date on which the Common Stock trades without the right to receive the issuance or distribution.

“Dividend Payment Date” shall have the meaning set forth in paragraph 4(h)(3)(a).

“Dividend Period” shall mean any of the three (3)-month periods ending on Dividend Payment Dates.

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Eligible Transferee” shall have the meaning set forth in paragraph 4(h)(15).

“Ex-Dividend Date” means the first date on which the Common Stock trades, regular way, on the relevant exchange, or in the relevant market from which the Closing Price was obtained, without the right to receive such dividend or distribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC from time to time thereunder.

“Expiration Time” shall have the meaning set forth in paragraph 4(h)(13)(a)(v).

“Framework Agreement” means the Framework Agreement, dated as of October 22, 2013, by and among Samsung Display Co., Ltd., the Corporation solely for purposes of Section 1.5, Section 6.1 and Section 11, Corning Hungary Data Services Limited Liability Company, Corning Holding Japan G.K. and Corning Luxembourg S.àr.l.

“Fully Diluted Basis” means, as of any date of determination and without duplication, (a) all issued and outstanding shares of Common Stock as of such date and (b) all shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock or any Convertible Securities, whether or not such Series A Preferred Stock or Convertible Securities are at the time convertible into Common Stock.

“Holder” means the Person in whose name the shares of the Series A Preferred Stock is registered, which may be treated by the Corporation and the Transfer Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Holder Conversion Date” shall have the meaning set forth in paragraph 4(h)(9)(a).

“Holder’s Redemption Notice” shall have the meaning set forth in paragraph 4(h)(10)(c)(i).

“Issue Price” means, as to the Series A Preferred Stock, $1,000,000 per share.

“Junior Stock” means the Common Stock or any class or series of stock of the Corporation that ranks junior to Series A Preferred Stock in the payment of dividends or in the distribution of assets on any Liquidation Event.

“Liquidation Event” shall have the meaning set forth in paragraph 4(h)(5)(a).

“Mandatory Excess Shares” shall have the meaning set forth in paragraph 4(h)(7).

“Officer’s Certificate” means a certificate of the Corporation, signed by any duly authorized Officer of the Corporation.

“Option” means any right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities granted to the Corporation’s directors, officers or employees or any other service providers.

“Optional Excess Shares” shall have the meaning set forth in paragraph 4(h)(6)(b).

“Ownership Cap” means a Total Ownership Percentage of nine percent (9%).

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or other similar organization or entity.

“Record Date” means the first calendar day of the month in which the applicable Dividend Payment Date falls.

“Record Holders” means the Holders of record of the Series A Preferred Stock as they appear on the stock books of the Corporation at the Close of Business on a Record Date.

“Redemption Date” shall mean the date as specified in paragraph 4(h)(10)(a).

“Redemption Price” shall have the meaning set forth in paragraph 4(h)(10)(a).

“SEC” means the United States Securities and Exchange Commission.

“Series A Depositary Company” shall have the meaning set forth in paragraph 4(h)(10)(d).

“Spin-Off” shall have the meaning set forth in paragraph 4(h)(13)(a)(iv).

“Series A Preferred Stock” means the series of preferred stock, par value $100, of the Corporation designated as “Fixed Rate Cumulative Convertible Preferred Stock, Series A.”

“Stock Equivalents” means, collectively, any option, warrant or other security or right that is by its terms, at the time of calculation, directly or indirectly, convertible into or exchangeable or exercisable for shares of Common Stock; provided that Stock Equivalents shall not include any Capital Stock.

“Subsidiary” means, with respect to any Person, any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other Persons performing similar functions (or, if there are no such voting interests, more than fifty percent (50.0%) of the equity interests of the second Person).

“Total Ownership Percentage” means, with respect to any Person calculated at a particular point in time, the ratio, expressed as a percentage, of (a) the shares of Common Stock, including any shares issuable upon conversion of Preferred Stock (whether or not then convertible) Beneficially Owned by such Person, over (b) the total number of shares of Common Stock then outstanding on a Fully Diluted Basis.

“Trading Day” means a day on which the Common Stock:

(a) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the Close of Business; and

(b) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

“Transfer” means, with respect to any security, any direct or indirect sale, assignment, pledge, transfer, hedge, encumbrance, hypothecation, securities lending, voting agreement or other disposition, whether voluntary, by operation of law or otherwise, of or with respect to such security, Capital Stock or any interest or Stock Equivalents therein, whether in a single transaction or a series of related transactions, or the entry into a definitive agreement with respect to any of the foregoing (for the avoidance of doubt, whether such agreement is to be settled by delivery of shares of Capital Stock or Stock Equivalents, in cash or otherwise).

“Transfer Agent” shall have the meaning set forth in paragraph 4(h)(9)(a)(i).

“Valuation Redemption Event” shall have the meaning set forth in paragraph 4(h)(10)(a).

FOURTH: The Certificate of Incorporation of the Corporation was authorized by resolutions duly adopted by the Board of Directors of the Corporation and by resolutions duly adopted by the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders. This Certificate of Amendment was authorized by resolutions duly adopted by the Board of Directors of the Corporation, pursuant to authority granted to the Board of Directors under the Certificate of Incorporation of the Corporation, and in accordance with Sections 502(c), 502(d) and 805 of the Business Corporation Law of the State of New York, at a meeting duly called and held on [—], 20[—], at which a quorum was present and acting throughout.

IN WITNESS WHEREOF, we have signed this Certificate of Amendment of the Certificate of Incorporation this [—], 2014.

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[—]

[—]
[—]

STATE OF NEW YORK	)
)
COUNTY OF STEUBEN	)

[—] and [—], being severally duly sworn, say, and each for himself says, that the said [—] is the [—], and the said [—] is the [—] of Corning Incorporated, which is a corporation organized under the laws of the State of New York and is the corporation described in the foregoing Certificate; that they have read the said Certificate and know the contents thereof, and that the same is true to their own knowledge.

[—]
[—]

[—]
[—]

Subscribed and sworn to before me this [—], 2014.

/s/ [—]
[—]

Notary Public, State of New York
[—] County, No. [—]
Commission Expires [—]